Agreement and Plan of Merger
Between
Heritage Financial Corporation
And
Olympic Bancorp, Inc.
September 25, 2025

Exhibits

A	Form of Company Voting Agreement
B	Form of Acquiror Voting Agreement
C	Form of Employment Agreement
D	Form of Resignation and Confidentiality Agreement
E	Form of Employment Continuity Agreement
F	Form of Bank Merger Agreement
G	Form of Transition and Separation Agreement
H	Form of Estoppel Certificate

    v

INDEX OF DEFINED TERMS

280G Analysis	65
401(k) Plan	51
Acquiror	1
Acquiror Articles of Incorporation	76
Acquiror Bank	76
Acquiror Benefit Plan	76
Acquiror Board	77
Acquiror Bylaws	77
Acquiror Capital Stock	77
Acquiror Capitalization Date	35
Acquiror Common Stock	77
Acquiror Disclosure Schedules	86
Acquiror Equity Award	77
Acquiror ERISA Affiliate	77
Acquiror Evaluation Date	37
Acquiror Financial Statements	36
Acquiror Investment Securities	41
Acquiror Preferred Stock	35
Acquiror Previous Disclosure	33
Acquiror SEC Reports	77
Acquiror Shareholder Approval	77
Acquiror Shareholders’ Meeting	58
Acquiror Stock Issuance	77
Acquiror Stock Plans	78
Acquiror Termination Fee	72
Acquiror Voting Agreement	1
Acquisition Proposal	78
Affiliate	78
Agreement	1
Agreement Date	1
Articles of Merger	2
ASTM Standard	54
Bank	78
Bank Merger	78
Bank Merger Agreement	3
BHCA	78
BOLI	25
Book-Entry Share	5
Borrowing Affiliate	46
Burdensome Condition	78
Business Day	79
CARES Act	79

CIC Payment	79
Closing	2
Closing Acquiror Common Stock Price	79
Closing Date	2
Code	79
Company	1
Company Adverse Recommendation	50
Company Articles of Incorporation	79
Company Benefit Plan	79
Company Board	80
Company Bylaws	80
Company Capital Stock	80
Company Capitalization Date	10
Company Class A Voting Common Stock	80
Company Class B Nonvoting Common Stock	80
Company Disclosure Schedules	86
Company Employees	47
Company ERISA Affiliate	80
Company Financial Statements	11
Company Investment Securities	30
Company Loans	13
Company Material Contract	22
Company Permitted Exceptions	13
Company Phantom Plans	80
Company Quarterly Dividend	45
Company Shareholder Approval	80
Company Shareholders’ Meeting	50
Company Stock Certificates	5
Company Termination Fee	71
Company Voting Agreement	1
Confidentiality Agreement	44
Contemplated Transactions	80
Contract	81
Control, Controlling or Controlled	81
Conversion Fund	5
Covered Employees	63
CRA	81
D.A. Davidson	42
Deferred Compensation Cash Out Payments	51
Deferred Compensation Plans	51
Deferred Payroll Taxes	81
Deposit Insurance Fund	81
Derivative Transactions	81
Dissenters’ Shares	7

DOL	81
Effective Time	2
Employee Retention Credits	81
Employment Agreements	1
Employment Continuity Agreements	2
Employment Laws	28
Environmental Laws	81
Environmental Report	55
EO 11246	29
ERISA	82
Exchange Act	82
Exchange Agent	5
Excluded Benefits	63
Existing D&O Policy	59
FDIC	82
Federal Reserve	82
FFCRA	82
GAAP	82
Hazardous Materials	82
ICFR	82
Immediate Family Member	82
Indemnified Party	59
Intended Tax Consequences	62
IRS	82
IRS Guidelines	63
IT Assets	30
IT Systems and Data	32
Knowledge	82
Legal Action	82
Legal Requirement	83
Letter of Transmittal	5
Material Adverse Effect	83
Merger	1
Nasdaq Rules	83
New Encumbrance	54
New Plans	64
Old Plans	64
Order	83
Ordinary Course of Business	84
OREO	84
PBGC	84
Per Share Merger Consideration	4
Person	84
Phase I Report	54

Phase II Report	55
Piper Sandler	27
Proceeding	84
Proxy Statement	84
Registration Statement	84
Regulation S-K	84
Regulatory Authority	84
Representative	84
Requisite Regulatory Approvals	84
Resignation and Confidentiality Agreements	1
SBA	14
Schedules	86
SEC	85
Section 503	29
Securities Act	85
Subsidiary	85
Superior Proposal	85
Surviving Entity	1
Tax	85
Tax Return	85
Taxing Authority	85
Title Commitments	53
Title Company	53
Title Insurance Policies	53
Total Payments	65
Transaction Litigation	65
Transition and Separation Agreements	53
Transition Date	85
U.S.	85
VEVRAA	29
WADFI	86
WBCA	86

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of September 25, 2025 (the “Agreement Date”), by and between HERITAGE FINANCIAL CORPORATION, a Washington corporation (“Acquiror”), and OLYMPIC BANCORP, INC., a Washington corporation (the “Company”).
RECITALS
A.    The Company Board and Acquiror Board have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the “Merger”), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).
B.    The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
C.    As an inducement to Acquiror to enter into this Agreement, the directors and executive officers of the Company and the Bank in office as of the Agreement Date, in each case, who own or control the voting of any shares of Company Capital Stock have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A (the “Company Voting Agreement”).
D.    As an inducement to the Company to enter into this Agreement, the directors and executive officers of Acquiror in office as of the Agreement Date, in each case, who own or control the voting of any shares of Acquiror Common Stock have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit B (the “Acquiror Voting Agreement”).
E.    As an inducement to Acquiror to enter into this Agreement, each of Charles Robertson and Basant Singh has, concurrently with the execution of this Agreement, entered into an Employment Agreement in substantially the form attached hereto as Exhibit C (the “Employment Agreements”).
F.    As an inducement to Acquiror to enter into this Agreement, the directors and certain executive officers of the Company and the Bank in office as of the Agreement Date have, concurrently with the execution of this Agreement, entered into Resignation, Non-Compete and Confidentiality Agreements in substantially the form attached hereto as Exhibit D (the “Resignation and Confidentiality Agreements”).
G.    As an inducement to Acquiror to enter into this Agreement, each of Steven Politakis, Anthony George and Alan Crain has, concurrently with the execution of this Agreement, entered into

Employment Continuity Agreements in substantially the form attached hereto as Exhibit E (the “Employment Continuity Agreements”).
H.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and the Contemplated Transactions, and agree to certain prescribed conditions to the Merger and the Contemplated Transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCA, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the WBCA, and the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.
Section 1.2Effective Time; Closing.
(a)Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in ARTICLE 8 and ARTICLE 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as the Company and Acquiror may agree in writing (the “Closing Date”). Subject to the provisions of ARTICLE 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)The parties hereto agree to file on the Closing Date articles of merger with the Washington Secretary of State (the “Articles of Merger”). The Merger shall become effective as of the date and time specified in the Articles of Merger (the “Effective Time”).
Section 1.3Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCA and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4Organizational Documents of the Surviving Entity. The Acquiror Articles of Incorporation and the Acquiror Bylaws, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements. A true, complete and correct copy of the Acquiror Articles of Incorporation and all amendments thereto, which is in full force and effect as of the Agreement Date, is included as Exhibit 3.1 and Exhibit 3.2 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 27, 2025. A true, complete and correct copy of the Acquiror Bylaws and all amendments thereto, which are in full force and effect as of the Agreement Date, is included as Exhibit 3.3 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 27, 2025.
Section 1.5Directors and Officers of the Surviving Entity. The directors and officers of Acquiror, in each case, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.
Section 1.6Bank Merger. Immediately following the Merger, Acquiror Bank and the Bank will effectuate the Bank Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate and Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. Promptly following the execution of this Agreement, Acquiror Bank and the Bank will enter into an Agreement and Plan of Merger in substantially the form attached hereto as Exhibit F (the “Bank Merger Agreement”). The Company shall cause the Bank, and Acquiror shall cause Acquiror Bank, to execute such certificates of merger, articles of combination and other documents and certificates as are necessary to make the Bank Merger effective immediately following the Merger.
Section 1.7Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (i) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Capital Stock or the Intended Tax Consequences (as defined in Section 7.5(a)); and (ii) no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Company Capital Stock as consideration in the Merger; (b) materially impede or delay consummation of the Merger; (c) require submission to or approval of the Company’s shareholders after the Company Shareholder Approval has been received; or (d) require submission to or approval of Acquiror’s shareholders after the Acquiror Shareholder Approval has been received. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.
Section 1.8Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to: (i) vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger; or (ii) otherwise carry out the purposes of this Agreement, then the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Entity and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Entity are fully authorized in the name of the Company or the Surviving Entity or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of shares of Company Capital Stock:
(a)Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Capital Stock owned by the Company or Acquiror (in each case other than shares of Company Capital Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted), shall be cancelled and extinguished and automatically converted into the right to receive 45.0 fully paid and nonassessable shares of Acquiror Common Stock (the “Per Share Merger Consideration”).
(b)Notwithstanding anything contained herein to the contrary, if, between the Agreement Date and the Effective Time, shares of Acquiror Common Stock or Company Capital Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Acquiror Common Stock shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company Capital Stock at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted to provide the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.2Cancellation of Shares. At the Effective Time, each share of Company Capital Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” be deemed to include reference to any book-entry account statement relating to the ownership of Company Capital Stock) that represented Company Capital Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon proper surrender thereof, the Per Share Merger Consideration subject to the terms of this Agreement. Notwithstanding anything in Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Capital Stock held in the Company’s treasury will be cancelled and no Per Share Merger Consideration will be issued or paid in exchange thereof.

Section 2.3No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Merger Consideration in the Merger. Each holder of Company Capital Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this ARTICLE 2 (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by such holder) shall instead be entitled to receive an amount in cash (without interest) rounded down to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.4Exchange of Company Shares.
(a)The parties to this Agreement agree: (i) that Acquiror’s transfer agent shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Capital Stock for exchange in accordance with this ARTICLE 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1; and (ii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.3. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this ARTICLE 2 as the “Conversion Fund”.
(c)As soon as reasonably practicable after the Closing Date, and in any event within five (5) Business Days after the Closing Date, subject to receipt by the Exchange Agent of a list of Company’s shareholders as of the Closing Date in a form and substance reasonably acceptable to the Exchange Agent, Acquiror shall cause the Exchange Agent to mail to each holder of record of shares of Company Capital Stock evidenced by one or more certificates (“Company Stock Certificates”) or designated by a book entry representing a non-certificated share of Company Common Stock (each, a “Book-Entry Share”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates or Book-Entry Shares shall pass only upon delivery of the properly completed Letter of Transmittal, to the Exchange Agent, together with the proper surrender of Company Stock Certificates pursuant to this Agreement, if applicable.
(d)Promptly following the delivery to the Exchange Agent of a properly completed and duly executed Letter of Transmittal, together with the proper surrender of a Company Stock Certificate, if applicable, the Exchange Agent shall deliver to the holder of such Company Stock Certificate or Book-Entry Share his, her or its Per Share Merger Consideration, plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.3, deliverable in respect of the shares of Company Capital Stock represented by such Company Stock Certificate or Book-Entry Share; thereupon, such Company Stock Certificate or Book-Entry Share shall be marked or recorded as cancelled. No interest will be paid or accrued on any portion of the Per Share Merger

Consideration deliverable upon surrender, exchange or cancellation of a Company Stock Certificate or Book-Entry Share.
(e)After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Capital Stock.
(f)No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Share until the holder thereof shall properly surrender such Company Stock Certificate or Book-Entry Share in accordance with this ARTICLE 2. Promptly after the surrender of a Company Stock Certificate or Book-Entry Share in accordance with this ARTICLE 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Capital Stock represented by such Company Stock Certificate or Book-Entry Share were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate or Book-Entry Share shall be entitled, until the proper surrender of such Company Stock Certificate or Book-Entry Share, to vote the shares of Acquiror Common Stock into which such holder’s Company Capital Stock shall have been converted.
(g)Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this ARTICLE 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Per Share Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Capital Stock in accordance with Section 2.3), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Capital Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit with indemnity of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Exchange Agent and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE 2, the Per Share Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Capital Stock in accordance with Section 2.3, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock).

Section 2.5Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the provisions of Sections 23B.13.010 through 23B.13.310 of the WBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value, and other rights, of such shares of Company Capital Stock held by them in accordance with the provisions of the WBCA, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the WBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon proper surrender in the manner provided in Section 2.4 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares of Company Capital Stock. The Company shall give Acquiror: (i) prompt notice of any written demands for payment of fair value of any shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the WBCA and received by the Company relating to shareholders’ dissenters’ rights; and (ii) the right to direct all negotiations and Proceedings with respect to demands under the WBCA consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (a) make any payment with respect to such demand; (b) offer to settle or settle any demand for payment of fair value; or (c) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the WBCA. Any portion of the merger consideration made available to the Exchange Agent pursuant to this ARTICLE 2 to pay for shares of Company Capital Stock for which dissenters’ rights have been properly demanded shall be returned to Acquiror upon demand.
Section 2.6Withholding Rights. The Exchange Agent or Acquiror will be entitled to deduct and withhold from the Per Share Merger Consideration or any other amounts payable pursuant to this Agreement or the Contemplated Transactions to any holder of Company Capital Stock such amounts as the Exchange Agent or Acquiror are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent or Acquiror and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Acquiror.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company Disclosure Schedules, and except as may not be disclosed as a result of an applicable Legal Requirement, the Company hereby represents and warrants to Acquiror as follows:
Section 3.1Company Organization. The Company: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington; (ii) is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) is registered with the Federal Reserve as a bank holding company under the BHCA; and (iv) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has provided to Acquiror true and correct copies of the Company Articles of Incorporation, the Company Bylaws and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the Agreement Date. The Company is not in violation of any provision of the Company Articles of Incorporation or the Company Bylaws. The Company has no Subsidiaries other than the Bank and those entities listed on Section 3.1 of the Company Disclosure Schedules.
Section 3.2Company Subsidiary Organization. The Bank is a Washington state chartered bank duly organized, validly existing and in good standing under the laws of the state of Washington. Each Subsidiary of the Company is: (i) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (ii) is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the Agreement Date. No Subsidiary of the Company is in violation of any provision of its charter, articles of incorporation or similar organizational document or bylaws.
Section 3.3Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the Company Board. The Company Board has determined that the

Merger and the Contemplated Transactions, on substantially the terms and conditions set forth in this Agreement, are in the best interests of the Company and its shareholders and, subject to the receipt of the Company Shareholder Approval, this Agreement and the Contemplated Transactions hereby have been approved and authorized by all necessary corporate action of the Company on or prior to the Agreement Date. The Company Board has directed or will direct the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action on or prior to the Agreement Date, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals and assuming due authorization, execution, and delivery by Acquiror, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements relating to or affecting creditors’ rights generally and subject to general principles of equity, or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of any Regulatory Authority.
Section 3.4No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) assuming receipt of the Company Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, the Company or any of its Subsidiaries; (ii) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (iii) except as listed on Section 3.4 of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract. Except for: (a) the filing of applications, filings, notices and waiver requests, as applicable, with the Federal Reserve, if applicable, and approval of such applications, filings, notices and waiver requests; (b) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (c) the filing of any required applications, filings or notices with the WADFI and approval of such applications, filings and notices; (d) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (e) the filing of the Articles of Merger with the Washington Secretary of State pursuant to the WBCA; and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Stock; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Regulatory Authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5Company Capitalization.
(a)The authorized capital stock of the Company currently consists exclusively of: (i) 1,000,000 shares of Company Class A Voting Common Stock, of which, as of September 25, 2025 (the “Company Capitalization Date”), 15,928 shares were issued and outstanding, including no shares held in the treasury of the Company; and (ii) 9,000,000 shares of Company Class B Nonvoting Common Stock, of which, as of the Company Capitalization Date, 143,352 shares were issued and outstanding, including no shares held in the treasury of the Company. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.
(b)Except as listed on Section 3.5(b) of the Company Disclosure Schedules, no equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the Agreement Date, the Company has not: (i) issued or repurchased any shares of Company Capital Stock or other equity securities of the Company; or (ii) issued or awarded any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Capital Stock or any other equity-based awards. From the Company Capitalization Date through the Agreement Date, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any award under any Company Phantom Plan; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.
(c)None of the shares of Company Capital Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the Agreement Date there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any equity security of the Company or its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Capital Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries, and no dividends or other distributions payable on any equity securities of the Company or any of its Subsidiaries has been declared, set aside, made or paid to the shareholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6Company Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of: (i) each Subsidiary; or (ii) any other company in which the Company holds an equity interest other than through the Company’s investment portfolio, are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns, or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.7Financial Statements and Reports; Regulatory Filings.
(a)True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2024, 2023 and 2022, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of June 30, 2025 and the related statement of income for the six-month period then ended; and (iii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of August 31, 2025 and the related statement of income for the eight-month period then ended.
(b)The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the Agreement Date, CliftonLarsonAllen LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.
(c)The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2024, with all applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the Agreement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date.
(e)There has not been any event or occurrence since January 1, 2024 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 3.8Books and Records. The books of account, minute books, stock record books and other records of the Company and each of its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9Properties.
(a)Section 3.9(a) of the Company Disclosure Schedules lists or describes, as of the Agreement Date: (i) all interests in real property owned by the Company and each of its Subsidiaries; (ii) all OREO owned by the Company and each of its Subsidiaries; and (iii) each lease of real property to which the Company or any of its Subsidiaries is a party, including in each case the address of such real property and the proper identification, if applicable, of each such property as a main office, branch office or other office and, in the case of each lease, the position of the Company as landlord or tenant under such lease.
(b)The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except: (i) as noted in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way and other similar encumbrances that do not materially adversely affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the Agreement Date; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event, and, provided further, that the lien does not materially impact the use or the value of the subject property or asset; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the Agreement Date (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as tenant has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid, in full force and effect, and without default thereunder by the tenant or, to the Knowledge of the Company, the landlord. The Company has delivered to Acquiror full, complete and correct copies of all leases for leased real property, including any amendments or modifications thereto. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. There are no pending, or, to the Knowledge of the Company, threatened condemnation or similar proceedings against any owned or leased real property set forth on Section 3.9(a) of the Company Disclosure Schedules. No Person other than the Company and its Subsidiaries has any right to use, occupy or operate any portion of the owned or leased real property set forth on Section 3.9(a) of the Company Disclosure Schedules.
Section 3.10Loans and Leases; Loan Loss Reserve.
(a)Each loan, loan agreement, note or other borrowing agreement by the Bank, any participation therein, any lease, including solar equipment leases, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)All Company Loans originated or purchased by the Bank were, at the time of such origination or purchase, made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director of the Company or the Bank during the three (3) years immediately preceding the Agreement Date.

(c)Section 3.10(c) of the Company Disclosure Schedules lists, as of August 31, 2025, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) the collateral for which is the subject of any notice from any obligor, or about which the Bank otherwise has Knowledge, of adverse environmental conditions affecting the value of such collateral; or (v) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director of the Bank.
(d)The Bank’s allowance for credit losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was, as of the applicable dates thereof, established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans, provided, however, that the Company makes no guarantee regarding the financial ability or the sufficiency of any collateral of the borrower or guarantor.
(e)To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for credit losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)Other than participation loans purchased by the Company or any of its Subsidiaries from third parties as set forth on Section 3.10(f) of the Company Disclosure Schedules, no Company Loans are currently serviced by third parties and there is no obligation which would result in any Company Loan becoming subject to third-party servicing.
(g)To the Knowledge of the Company, all guarantees of indebtedness owed to the Bank, including guarantees made by the Small Business Administration (the “SBA”) or any other Regulatory Authority, are valid and enforceable and not subject to any defense of offset, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

Section 3.11Taxes.
(a)Except as set forth on Section 3.11(a) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries, or claimed to be due and payable by any Taxing Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements.
(b)There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company or any of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Taxing Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and each of its Subsidiaries with respect to the last three (3) fiscal years.
(d)To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any transaction that would materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(e)Neither the Company nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(f)No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(g)The Company and each of its Subsidiaries has complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, Affiliate, customer, supplier or other Person, and the Company and each of its Subsidiaries have complied with all reporting and record-keeping requirements relating thereto. To the extent required by Legal Requirements, the Company and each of its Subsidiaries has properly and timely paid all such withheld Taxes to the Taxing Authority or has properly set aside such withheld amounts in accounts for such purpose.
(h)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)Any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)An open transaction occurring on or prior to the Closing Date;
(iii)A prepaid amount or advance payments received on or before the Closing Date;
(iv)Any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law entered into on or before the Closing Date;
(v)Any election under Section 108(i) of the Code;
(vi)A transaction entered into on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting;
(vii)The application of Section 263A of the Code;
(viii)Intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code;
(ix)An election under Section 965 of the Code; or
(x)Pursuant to any provision of local, state or foreign Tax law comparable to any of the foregoing.
(i)Except as set forth on Section 3.11(i) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) is a party to a Tax sharing, Tax allocation or similar agreement; (ii) is or has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than an affiliated group of which the Company is, or was, the common parent); or (iii) otherwise has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j)Except as set forth on Section 3.11(j) of the Company Disclosure Schedules, within the three (3) years prior to the Agreement Date, neither the Company nor any of its Subsidiaries has: (i) applied for or received loans or payments under the CARES Act (or any comparable analogous or similar provision of state, local or foreign law or regulation or conforming U.S. law or regulation), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program; (ii) claimed any Employee Retention Credits or otherwise claimed any tax credits under the CARES Act or the FFCRA including for providing any paid sick leave under the FFCRA; or (iii) any Deferred Payroll Taxes. With respect to any Employee Retention Credits set forth on Section 3.11(j) of the Company Disclosure Schedules, the Company’s claims were and are in accordance with all applicable laws and regulations and all forms filed in connection with such claims (including, without limitation, Forms 941-X and any amended Tax returns required by such claims) were and are correct in all respects and the Company was eligible to receive all such Employee Retention Credits claimed. The Company has no liability to pay such Employee Retention Credits to any person and has no liability to any third-party service provider for any fees or services associated with obtaining such Employee Retention Credits.
(k)Within the three (3) years prior to the Agreement Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has the stock of either the Company or any of its Subsidiaries been distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(l)There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company nor any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).
(m)No property owned by the Company nor any Subsidiary is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) subject to Section 168(g)(1)(A) of the Code; (v) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code; or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.
(n)Neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any of the Contemplated Transactions.

(o)Neither the Company nor any of its Subsidiaries has any contractual obligation to pay the amount of any Tax benefits or Tax refunds (or an amount determined by reference thereto) realized or received by the Company nor any Subsidiary to any Person(s).
(p)The Company and each of its Subsidiaries is in material compliance with all federal, state and foreign laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.
Section 3.12Employee Benefits.
(a)Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror a copy of the Company’s current employee policy manual and true and complete copies of the following with respect to each material Company Benefit Plan: (i) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related and current plan descriptions, summaries of material modifications, amendments, trusts or funding vehicles and other material written communications provided to participants of Company Benefit Plans; (ii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; (iii) Forms 1094 and the Forms 1095 for 2024, 2023 and 2022; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Company Benefit Plan which is intended to qualify under Section 401(a) of the Code; (v) ERISA bonds; and (vi) other material ancillary documents including the following documents related to each Company Benefit Plan:
(i)All material contracts with third party administrators, actuaries, investment managers, consultants, insurers and independent contractors;
(ii)All notices and other material written communications that were given by the Company, any of its Subsidiaries or any Company Benefit Plan to the IRS, DOL or PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the Agreement Date;
(iii)All notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the Agreement Date; and
(iv)With respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award): (i) a complete and correct list of recipients of outstanding awards as of the Agreement Date; (ii) the number of outstanding awards held by each recipient as of the Agreement Date; and (iii) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (including in combination with any other event) will (i) cause a payment, forgiveness, vesting, increase or acceleration of benefits or benefit entitlements, or funding of the benefits under any Company Benefit Plan or (ii) any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the Contemplated Transactions.
(c)No Company Benefit Plan provides for payment or forgiveness of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G of the Code or would result in a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code.
(d)Neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has sponsored, maintained, administered or contributed to, or has, has had or, would reasonably be expected to have any liability with respect to: (i) any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies); (v) any “multiple employer plan” (as described in Section 413(c) of the Code or Sections 4063 or 4604 of ERISA); or (vi) a plan that is provided by or through a professional employer organization. No Company Benefit Plan is underfunded.
(e)Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and each of its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor, and no subsequent amendment has been made to such plan that would prevent the Company from relying on such opinion letter), and, to the Knowledge of the Company, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.
(f)Each Company Benefit Plan is and has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(g)Each Company Benefit Plan that is subject to Section 409A of the Code, in whole or in part, at all applicable times has been established and administered to comply in all respects with the requirements of Section 409A of the Code. No payment to be made under any Company Benefit Plan is or will be subject to penalties of Section 409A(a)(1) of the Code. Neither the Company nor any of its Subsidiaries has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code. The Company and the Bank have made no representations or warranties to any participant in any Company Benefit Plan that is subject to, or would be subject to, Section 409A of the Code regarding (i) the compliance of such plan, in form or operation, with Section 409A of the Code or (ii) the tax consequences to any participant with respect thereto.

(h)Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Knowledge of the Company, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(i)There are no pending or, to the Knowledge of the Company, threatened, audits or investigations by any Regulatory Authority involving any Company Benefit Plans.
(j)No Company Benefit Plan fiduciary or, to the Knowledge of the Company, any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. No disqualified person (as defined in Section 4975(e)(2) of the Code) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Section 4975(c) of the Code or Section 406 of ERISA).
(k)All accrued contributions and other payments to be made by the Company, any Subsidiary or Company ERISA Affiliate to any Company Benefit Plan (i) through the Agreement Date have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(l)There are no obligations under any Company Benefit Plan to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than with respect to rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(m)No event has occurred, or to the Knowledge of the Company, circumstance exists that would reasonably be expected to result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company’s fiscal year ended December 31, 2024.
(n)No condition exists as a result of which the Company or any Subsidiary would have any material liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan in all material respects.
(o)Neither the Company nor any of its Subsidiaries has any liabilities for employee benefits to employees or former employees that are not reflected in the Company Benefit Plans.

(p)No Company Benefit Plan is funded with or allows for payments, investments or distributions in any employer security of the Company or any of its Subsidiaries.
(q)No current or former employee of the Company, any of its Subsidiaries or any Company ERISA Affiliate participates or participated in any Company Benefit Plan pursuant to the terms of a collective bargaining agreement.
(r)No Company Benefit Plan is subject to the laws of any jurisdiction outside of the U.S.
(s)Neither the Company nor any of its Subsidiaries has announced any intent to amend or modify any existing Company Benefit Plan or adopt any plan, arrangement or program that, once established, would come within the definition of an Employee Benefit Plan.
(t)Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates, except for the related administrative costs and the payment of all benefits payable in accordance with the terms and conditions of each Company Benefit Plan accrued through the date of each such plan’s termination, which accruals are reflected in the Company Financial Statements in accordance with GAAP.
Section 3.13Compliance with Legal Requirements. The Company and each of its Subsidiaries holds all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2023, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2023, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14Legal Proceedings; Orders.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Company and each of its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted. There are no pending or, to the Knowledge of the Company, threatened Proceedings against any current or, to the

Knowledge of the Company, former director or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.
(b)Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2024, none of the foregoing has been threatened by any Regulatory Authority.
Section 3.15Absence of Certain Changes and Events. Since December 31, 2024, except as set forth on Section 3.15 of the Company Disclosure Schedules:
(a)The Company and each of its Subsidiaries has conducted their respective businesses only in the Ordinary Course of Business;
(b)No Material Adverse Effect with respect to the Company has occurred;
(c)There has been no discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business; and
(d)There has not been any action taken by the Company that, if taken without Acquiror’s consent (and during the period from the date of this Agreement through the Effective Time), would constitute a breach of Section 5.2(b).
Section 3.16Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the Agreement Date, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)Each lease of real property to which the Company or any of its Subsidiaries is a party;
(b)All loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $2,500,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank advances;

(c)Any agreement of guarantee, support or indemnification by the Company or any of its Subsidiaries, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the Ordinary Course of Business;
(d)Each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than Contracts for the sale of loans);
(e)Each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it of an amount or value in excess of $250,000;
(f)Each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $250,000);
(g)Each material licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors, regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)Any Contract or agreement that contains any: (i) exclusive dealing obligation; (ii) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; (iii) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries; or (iv) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(i)Any Contract under which the Company or any of its Subsidiaries will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the Agreement Date;
(j)Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(k)Each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(l)Each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person;

(m)Each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amount in excess of $500,000;
(n)Each current material consulting, employment or non-competition agreement to which the Company, any of its Subsidiaries or its employees is a party;
(o)Any Contract or agreement that is a settlement agreement other than releases immaterial in nature or amount entered into in the Ordinary Course of Business with the former employees of the Company or any of its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;
(p)The name of each Person who is or would be entitled pursuant to any Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including in combination with any other event), the applicable Company Benefit Plan and the maximum amount of such payment;
(q)Each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $250,000;
(r)Each Contract entered into by the Company or any of its Subsidiaries with an Affiliate of the Company or any of its Subsidiaries;
(s)Each material Contract or agreement which would require any consent or approval of, or notice to, a counterparty as a result of the consummation of the Contemplated Transactions;
(t)Each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company; and
(u)Each amendment, supplement and modification in respect of any of the foregoing, to the extent not referred to elsewhere in this Section 3.16.
Section 3.17No Defaults. Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Knowledge of the Company, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.17 of the Company Disclosure Schedules. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2024, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18Insurance.
(a)Section 3.18(a) of the Company Disclosure Schedules lists all insurance policies and bonds (other than policies and bonds maintained in connection with Company Benefit Plans) owned or held as of the Agreement Date by the Company and each of its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and each of its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and each of its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18(a) of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the Agreement Date that individually or in the aggregate exceed $250,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.
(b)Section 3.18(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by the Company or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the agreement Date. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company Financial Statements in accordance with GAAP. All BOLI is owned by the Company or its Subsidiaries, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under the Company’s BOLI. Neither the Company nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.19Compliance with Environmental Laws.
(a)The Company and each of its Subsidiaries is, and at all times has been, in material compliance with all Environmental Laws.

(b)There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any reasonable factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.
(c)Neither the Company nor any of its Subsidiaries has received any written notice from any Regulatory Authority, or from any other Person, alleging that the Company or any of its Subsidiaries is or has been in violation of any Environmental Law, or alleging that the Company or any of its Subsidiaries is liable under any Environmental Law to conduct or pay for any investigation, cleanup, removal or remediation of any Hazardous Materials.
(d)No permits or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries, nor for the consummation of the Contemplated Transactions.
(e)Neither the Company nor any of its Subsidiaries has released or caused to be released any Hazardous Materials at, on, to, from or under any real property in such a manner as would reasonably be expected to give rise to any liability or obligation under any Environmental Law.
(f)To the Knowledge of the Company, no third party has released or caused to be released any Hazardous Materials at, on, to, from or under any real property currently or formerly owned or operated by the Company or any of its Subsidiaries during the period of such ownership or operation.
(g)Neither the Company nor any of its Subsidiaries has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to, at or on any property which has been placed on, or has been proposed for placement on, the U.S. Environmental Protection Agency’s Superfund Enterprise Management System database, the Comprehensive Environmental Response, Compensation, and Liability Information System database, or any similar state or local list.
(h)Neither the Company nor any of its Subsidiaries has assumed any liability for any actual or alleged violation of any Environmental Law, nor for the costs of any investigation, cleanup, or remediation of any real property pursuant to any Environmental Law, from or on behalf of any third party, or to indemnify any third party for any liabilities arising under any Environmental Law.
Section 3.20Transactions with Affiliates. Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (i) any Company Loan or any other agreement with the Company or any of its Subsidiaries (other than an agreement related to a deposit account) or (ii) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

Section 3.21Brokerage Commissions. Except for fees payable to Piper Sandler & Co. (“Piper Sandler”) pursuant to an engagement letter that has been delivered or made available to Acquiror, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 3.22Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied. The Bank’s most recent CRA rating was “satisfactory” or better, and the Bank does not reasonably anticipate any adverse change to this rating in the next twelve (12) months.
Section 3.23Labor Matters.
(a)Section 3.23(a) of the Company Disclosure Schedules sets forth a list of each employee and independent contractor providing services to the Company or any of its Subsidiaries, including the following information for each, as applicable, as of the Agreement Date: (i) identification of the entity or entities employing each such employee or for which each independent contractor provides services; (ii) title or position; (iii) date of hire or commencement of services; (iv) work location; (v) whether full-time or part-time; (vi) whether exempt or non-exempt; (vii) whether absent from active employment, and, if so, the date such absence commenced, the reason for such absence and the anticipated date of return to active employment; (viii) annual salary, hourly rate or fee arrangement and, if applicable, bonus target or other incentive compensation; and (ix) accrued but unused vacation or other paid time off.
(b)Except as set forth on Section 3.23(b) of the Company Disclosure Schedules, all employees of the Company and each of its Subsidiaries are employed at will and can be terminated without incurring any liability for the payment of any severance, and without accelerating the vesting of any deferred compensation owed by the Company or any of its Subsidiaries.
(c)There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.
(d)The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, payment of wages, withholding from wages, hours of work, discrimination (including but not limited to harassment and sexual harassment), retaliation, collective bargaining, paid and unpaid leaves of absence, immigration, work authorization verification (including but not limited to the preparation and maintenance of Form I-9s for current and former employees), workers’ compensation, unemployment compensation and occupational safety and health (collectively “Employment Laws”).
(e)No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(f)There is no pending, or, to the Knowledge of the Company threatened, charge, claim or Proceeding against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is liable for any violation of any Employment Laws or for the violation or breach of any Contract with any current or former employee, consultant, or independent contractor, and there have been no such Proceedings filed within the past three (3) years.
(g)All independent contractors and consultants providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for all purposes and in accordance with all applicable Legal Requirements, including but not limited to Legal Requirements relating to employee benefits.
(h)All employees of the Company and each of its Subsidiaries are and have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and similar applicable state laws.
(i)The Company and each of its Subsidiaries: (i) has withheld and reported all amounts required by any Legal Requirement or any Contract to be withheld or reported with respect to wages, salaries and other payments to current and former employees, consultants and independent contractors; (ii) is not liable for any arrearage of wages or Taxes or any interest, fine or penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Regulatory Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.
(j)To the Knowledge of the Company, no executive officer or other key employee of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting, or other similar Contract or agreement relating to, affecting, limiting, prohibiting, restricting, or otherwise conflicting with the present or proposed business activities of the Company or any of its Subsidiaries, or with such executive officer’s or key employee’s ability to perform their duties or anticipated duties for or on behalf of the Company or any of its Subsidiaries.

(k)To the Knowledge of the Company, no executive officer or key employee of the Company or any of its Subsidiaries is planning to terminate his or her employment for any reason (or for no reason), including the consummation of the Contemplated Transactions.
(l)The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with, to the extent applicable, Executive Order No. 11246 of 1965 (“EO 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all of their respective implementing regulations. To the extent required by any applicable Legal Requirement, the Company and each of its Subsidiaries maintains and complies with affirmative action plans in compliance with EO 11246, Section 503 and VEVRAA, including all of their respective implementing regulations. Within the past three (3) years, neither the Company nor any of its Subsidiaries has been the subject of any audit, investigation, or enforcement action by any Regulatory Authority arising out of or related to compliance with EO 11246, Section 503, or VEVRAA.
(m)Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.24Intellectual Property.
(a)Each of the Company and each of its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and each of its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and each of its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.
(b)To the extent the Company has designated any of its information, materials, or processes a trade secret, the Company and each of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all such trade secrets that are owned, used, or held by them.
(c)To the Knowledge of the Company, none of the software utilized by the Company: (i) contains any bug, defect or error that materially and adversely affects the use, functionality, or performance of such software or any system containing or used in conjunction with such software that has not been patched and fixed by the software provider and installed and applied by the Company and each of its Subsidiaries, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software system.

(d)To the Knowledge of the Company, no software utilized by the Company contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent, which in the case of (i) and (ii) has not been patched or fixed by the software provider and installed and applied by the Company and each of its Subsidiaries.
(e)The computers, software utilized by the Company, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, repair and refurbishment equipment and all other information technology equipment, in each case, relating to the transmission, storage or processing of data, owned or controlled by the Company or any of its Subsidiaries (“IT Assets”) (i) operate and perform, in all material respects, as required for the conduct of the Company’s and each of its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three (3) years; and (ii) to the Knowledge of the Company, do not contain any open source code which has a Material Adverse Effect on the Company. The Company and each of its Subsidiaries takes reasonable actions, consistent with industry standards to which it has expressly committed to adhere, to protect the security of the IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, such as: (A) the use of encryption technology and (B) the implementation of a security plan which (x) identifies, within a reasonably prompt period of time, material external risks to the security of the Company’s or its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors and improves adequate and effective safeguards designed to control those risks. The Company has implemented reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. To the Knowledge of the Company, no claims are pending or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any the Company’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.
Section 3.25Investments.
(a)Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of August 31, 2025, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business to secure obligations of the Company or the Bank. The

Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)Neither the Company nor any of its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and each of its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and each of its Subsidiaries has duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.26Fiduciary Accounts; Investment Management Activities. Each of the Company, the Bank and their respective Subsidiaries has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. To the Knowledge of the Company, none of the Company, the Bank, nor any of their respective Subsidiaries or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or the Company’s, the Bank’s or any of their Subsidiaries’ directors, officers or employees that is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority is not so registered, licensed or authorized.
Section 3.27Indemnification. To the Knowledge of the Company, no action or failure to take action by any present or former director, officer, employee or agent of the Company or any of its Subsidiaries has occurred which is expected to give rise to a claim by any such individual for indemnification from the Company or any of its Subsidiaries.
Section 3.28Cybersecurity. (i) To the Knowledge of the Company, there has not been any security breach or other compromise relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor any of its Subsidiaries has been notified of, and has no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; and (iii) the Company and each of its Subsidiaries has implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
Section 3.29Fairness Opinion. Prior to the Agreement Date, the Company Board shall have received the opinion of Piper Sandler (a copy of which will be provided to Acquiror after receipt thereof solely for information purposes) to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the exchange ratio (as defined in such opinion) in the Merger is fair, from a financial point of view, to the holders of Company Capital Stock, and such opinion has not been withdrawn, revoked or modified.
Section 3.30Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules or any certificate or other document furnished or to be furnished to Acquiror pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no event or circumstance which the Company has not disclosed to Acquiror which would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as disclosed (i) in the Acquiror Disclosure Schedules, or (ii) in any Acquiror SEC Report filed with or furnished to the SEC since December 31, 2022, and is publicly available at least five (5) Business Days prior to the Agreement Date and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) (the “Acquiror Previous Disclosure”), and except as may not be disclosed as a result of an applicable Legal Requirement, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1Acquiror Organization. Acquiror: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington; (ii) is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror; (iii) is registered with the Federal Reserve as a bank holding company under the BHCA; and (iv) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the Agreement Date. Acquiror has no Subsidiaries other than the Subsidiaries listed on Exhibit 21.1 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 27, 2025.
Section 4.2Acquiror Subsidiary Organization. Acquiror Bank is a Washington state chartered bank duly organized, validly existing and in good standing under the laws of the state of Washington. Each Subsidiary of Acquiror is: (i) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (ii) is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due.
Section 4.3Authorization; Enforceability. Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger and the Contemplated Transactions, on substantially the terms and conditions set forth in this Agreement, are in the best interests of Acquiror and its shareholders and, subject to the receipt of the Acquiror Shareholder Approval, this Agreement and the Contemplated Transactions hereby have been approved and authorized by all necessary corporate action of Acquiror on or prior to the Agreement Date. The Acquiror Board has directed or will direct the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Acquiror’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that Acquiror’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action on or prior to the Agreement Date, subject to the Acquiror Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals and assuming due authorization, execution, and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements relating to or affecting creditors’ rights generally and subject to general principles of equity, or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of any Regulatory Authority.
Section 4.4No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) assuming receipt of the Acquiror Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror or any of its Subsidiaries; or (ii) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (a) the filing of applications, filings, notices and waiver requests, as applicable, with the Federal Reserve, if applicable, and approval of such applications, filings, notices and waiver requests; (b) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (c) the filing of any required applications, filings or notices with the WADFI and approval of such applications, filings and notices; (d) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (e) the filing of the Articles of Merger with the Washington Secretary of State pursuant to the WBCA; and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Stock; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Regulatory Authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5Acquiror Capitalization.
(a)The authorized capital stock of Acquiror currently consists exclusively of: (i) 50,000,000 shares of Acquiror Common Stock, no par value per share, of which, as of June 30, 2025 (the “Acquiror Capitalization Date”), 33,953,194 shares were issued and outstanding, and no shares were held in the treasury of Acquiror; and (ii) 2,500,000 shares of Acquiror’s preferred stock, no par value per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Global Stock Market and Acquiror satisfies in all material respects all of the continued listing criteria of the Nasdaq Global Stock Market. Acquiror has not received any notice of non-compliance or deficiency from the Nasdaq Capital Market that is outstanding or has not been cured as of the Agreement Date.
(b)As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 488,982 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; and (ii) 730,467 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans.
(c)Other than awards under Acquiror Stock Plans that are outstanding as of the Agreement Date, no equity-based awards were outstanding as of the Acquiror Capitalization Date. Since the Acquiror Capitalization Date, other than pursuant to Acquiror Stock Plans that are outstanding as of the Agreement Date, through the Agreement Date, Acquiror has not: (i) issued or repurchased any shares of Acquiror Capital Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any material options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Capital Stock or any other equity-based awards.
(d)None of the shares of Acquiror Capital Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the Agreement Date there are: (i) other than outstanding Acquiror Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) other than Acquiror’s stock repurchase plan, no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Capital Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries.

Section 4.6Acquiror Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns, or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 4.7Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date. As of the Agreement Date, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Acquiror SEC Reports, and to the Knowledge of Acquiror, none of the Acquiror SEC Reports is the subject of ongoing SEC review or investigation. No Subsidiary of Acquiror is required to file with or furnish to the SEC any forms, reports or other documents. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and each of its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the Agreement Date, Crowe LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

(c)Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Acquiror maintains a system of “disclosure controls and procedures” as defined in Rule 13a-15 and 15d-15 under the Exchange Act. As of the Agreement Date, to the Knowledge of Acquiror, Acquiror’s “disclosure controls and procedures” were effective, in all material respects.
(d)Acquiror has established and maintained a system of ICFR applicable to Acquiror and its consolidated Subsidiaries. Acquiror’s certifying officers have evaluated the effectiveness of Acquiror’s ICFR as of the end of the period covered by the most recently filed annual report on Form 10-K of Acquiror under the Exchange Act (the “Acquiror Evaluation Date”). Acquiror presented in such report the conclusions of the certifying officers about the effectiveness of Acquiror’s ICFR based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror’s ICFR that have materially affected, or are reasonably likely to materially affect, Acquiror’s ICFR. No executive officer of Acquiror has failed in any respect to make the certifications required of such executive officer under Section 302 or 906 of the Sarbanes-Oxley Act.
(e)Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2024, with all applicable banking authorities. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the Agreement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date.
(f)To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2024 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 4.8Books and Records. The books of account, minute books, stock record books and other records of Acquiror and each of its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 4.9Taxes.
(a)Acquiror and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, except for jurisdictions where neither Acquiror nor any of its Subsidiaries would have any material tax liability. All such Tax Returns were true, correct and complete in all material respects when filed. All Taxes of Acquiror and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror or any of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened in writing by any Taxing Authority. Neither Acquiror nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)To the Knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries has engaged in any transaction that would materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations which is a “reportable transaction” or a “listed transaction”.
(d)Acquiror and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.
Section 4.10Employee Benefits.
(a)Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions ((including in combination with any other event) will cause (i) a payment, forgiveness, vesting, increase or acceleration of benefits or benefit entitlements, or funding of benefits, under any Acquiror Benefit Plan or (ii) any other increase in the liabilities of Acquiror or any Subsidiary under any Acquiror Benefit Plan as a result of the Contemplated Transactions.
(b)With respect to any Acquiror Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Acquiror Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Acquiror nor any of Acquiror ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither Acquiror nor any of Acquiror ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or would reasonably be expected to have any liability with respect to any Acquiror Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).
(c)Each Acquiror Benefit Plan that is intended to qualify under Section 401(a) and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Acquiror and each of its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of Acquiror, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.

(d)Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(e)Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Knowledge of Acquiror, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.
(f)To the Knowledge of Acquiror, no Acquiror Benefit Plan fiduciary has, or has had, any liability to any Acquiror Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Acquiror Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. No disqualified person (as defined in Section 4975(e)(2) of the Code) of any Acquiror Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Section 4975(c) of the Code or ERISA Section 406).
(g)All accrued contributions and other payments to be made by Acquiror or any Subsidiary to any Acquiror Benefit Plan (i) through the Agreement Date have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Acquiror Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Acquiror Financial Statements.
(h)No condition exists as a result of which Acquiror or any Subsidiary would have any material liability, whether absolute or contingent, under any Acquiror Benefit Plan with respect to any misclassification of a Person performing services for Acquiror or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Acquiror Benefit Plans are in fact eligible and authorized to participate in such Acquiror Benefit Plan in all material respects.
(i)Neither Acquiror nor any of any of its Subsidiaries has any material liabilities for employee benefits to employees or former employees that are not reflected in the Acquiror Benefit Plans.
Section 4.11Compliance with Legal Requirements. Acquiror and each of its Subsidiaries holds all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2024, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2024, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 4.12Legal Proceedings; Orders.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to Acquiror and each of its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.
(b)Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, since January 1, 2024, none of the foregoing has been threatened by any Regulatory Authority.
Section 4.13Absence of Certain Changes and Events. Since December 31, 2024:
(a)Acquiror and each of its Subsidiaries has conducted their respective businesses only in the Ordinary Course of Business; and
(b)No Material Adverse Effect with respect to Acquiror has occurred.
Section 4.14No Defaults. To the Knowledge of Acquiror, each Acquiror Material Contract is in full force and effect and is valid and enforceable against Acquiror, and against such other party to such Acquiror Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of Acquiror, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Acquiror, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Acquiror Material Contract. Neither Acquiror nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2022, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Acquiror Material Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to Acquiror or any of its Subsidiaries under current or completed Acquiror Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 4.15Compliance with Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect on Acquiror, Acquiror and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the Knowledge of Acquiror, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Acquiror or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries. To the Knowledge of Acquiror, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither Acquiror nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Regulatory Authority or third party imposing any liability or obligation with respect to the foregoing.
Section 4.16Transactions with Affiliates. Since January 1, 2024, all transactions required to be disclosed by Acquiror pursuant to Item 404 of Regulation S-K have been disclosed in the Acquiror SEC Reports. No transaction, or series of related transactions, is currently proposed by Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, by any other Person, to which Acquiror or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K if consummated.
Section 4.17Investments. Acquiror and each Subsidiary has good and marketable title to all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Acquiror or its Subsidiaries, other than, with respect to Acquiror Bank, in a fiduciary or agency capacity (the “Acquiror Investment Securities”) held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for (i) as noted in the most recent Acquiror Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Acquiror Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Acquiror Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by Acquiror Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way and other similar encumbrances that do not materially adversely affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the Agreement Date; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of Acquiror or Acquiror Bank; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with Acquiror or any of Acquiror’s Subsidiaries, provided the lien was not created in contemplation of that event, and, provided further, that the lien does not materially impact the use or the value of the subject property or asset; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of Acquiror or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the Agreement Date and except to the extent such Acquiror Investment Securities are pledged in the Ordinary Course of Business to secure obligations of Acquiror or Acquiror Bank. The Acquiror Investment Securities are valued on the books of Acquiror and Acquiror Bank in accordance with GAAP.
Section 4.18Insurance. Acquiror maintains insurance for the benefit of Acquiror and any applicable Subsidiary in amounts deemed adequate by Acquiror’s and each such Subsidiary’s respective management against risks customarily insured against. No written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Acquiror nor any of its Subsidiaries is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion.
Section 4.19Cybersecurity. (i) To the Knowledge of Acquiror, there has not been any security breach or other compromise relating to Acquiror’s or its Subsidiaries’ IT Systems and Data; (ii) neither Acquiror nor any of its Subsidiaries has been notified of, and has no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; and (iii) Acquiror and each of its Subsidiaries has implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. Acquiror and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
Section 4.20Brokerage Commissions. Except for fees payable to D.A. Davidson & Co. (“D.A. Davidson”) pursuant to an engagement letter that has been delivered or made available to the Company, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.21Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied. Acquiror Bank’s most recent CRA rating was “satisfactory” or better, and Acquiror does not reasonably anticipate any adverse change to this rating in the next twelve (12) months.
Section 4.22Fairness Opinion. Prior to the Agreement Date, the Acquiror Board shall have received the opinion of D.A. Davidson (a copy of which will be provided to the Company after receipt thereof solely for information purposes) to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the merger consideration (as defined in such opinion) in the Merger is fair, from a financial point of view, to Acquiror, and such opinion has not been withdrawn, revoked or modified.
Section 4.23Full Disclosure. No representation or warranty by Acquiror in this Agreement and no statement contained in the Acquiror Disclosure Schedules or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of Acquiror, there is no event or circumstance which Acquiror has not disclosed to the Company which would reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1Access and Investigation.
(a)Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of the Company and Acquiror following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not materially interfere with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the Agreement Date; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will cooperate in good faith to make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority, in each case other than such documents, or portions thereof, relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries, in each case other than such documents, or portions thereof: (i) relating to confidential supervisory or examination materials; (ii) the disclosure of which would violate any applicable Legal Requirement; (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege; (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8); or (v) related to the Contemplated Transactions.
(d)All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Confidentiality Agreement, dated March 17, 2025, between the Company and Acquiror (as amended, the “Confidentiality Agreement”).
Section 5.2Operation of the Company and its Subsidiaries.
(a)Except as expressly contemplated by or permitted by this Agreement, as described in Section 5.2(b) of the Company Disclosure Schedules, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)Except as set forth in the applicable subsection of Section 5.2(b) of the Company Disclosure Schedules, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)Other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the Agreement Date: (A) change its authorized capital stock, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Capital Stock;
(ii)Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock, other than: (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries; (B) dividends contemplated by this Agreement; and (C) quarterly dividends in the amount of $3.50 per share to the holders of Company Capital Stock made in the Ordinary Course of Business (the “Company Quarterly Dividend”); provided, however that during the fiscal quarter in which the Closing Date occurs, the Company Quarterly Dividend shall not be paid by the Company if payment of such Company Quarterly Dividend would result in the shareholders of the Company receiving more than one quarterly dividend from the Company and Acquiror during such fiscal quarter. Each of the Company and Acquiror shall coordinate with the other regarding the declaration of any dividends in respect of Company Capital Stock and Acquiror Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Capital Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Capital Stock and any shares of Acquiror Common Stock any such holder receives in exchange therefor in connection with the Merger;
(iii)Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Capital Stock;
(iv)Amend the Company Articles of Incorporation or the Company Bylaws, or the articles of incorporation (or similar organizational documents) or bylaws of any of its Subsidiaries;
(v)Amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

(vi)Enter into loan or lease transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(vii)Make, renew, modify or extend any secured Loan or extension of credit in excess of $6,000,000; (B) make, renew, modify or extend any unsecured Loan or extension of credit in excess of $500,000; (C) enter into any new non-real estate SBA credit or Company Loan greater than $500,000; (D) make, renew, modify or extend any Loan or extension of credit that would result in the Bank’s aggregate direct or indirect exposure to the borrowing relationship exceeding $10,000,000; (E) make, renew, modify or extend any solar equipment lease; or (F) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(viii)Enter into any new Company Loan in an amount that exceeds the Bank’s legal lending limit;
(ix)Permit the total amount of non-owner occupied commercial real estate, construction and land development and multifamily Company Loans to exceed $560.0 million;
(x)Purchase or sell any loan participations or whole loans;
(xi)Commit to make, renew, extend the term of or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loan to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or a Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan;”
(xii)Fail to maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(xiii)Reduce the allowance for credit losses through a negative provision for credit losses unless required to do so by any Regulatory Authority or in accordance with GAAP as required by the Company’s auditors;
(xiv)Fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or

(B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;
(xv)Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, including SBA and United States Department of Agriculture loans originated by the Company; or (B) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and each of its Subsidiaries, taken as a whole;
(xvi)Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business;
(xvii)Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xviii)Except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the Agreement Date: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xix)Incur or guarantee any indebtedness for borrowed money, including any increase in outstanding indebtedness, other than overnight borrowings in the Ordinary Course of Business;

(xx)Enter into any new line of business or materially change its deposit, lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xxi)Materially change its deposits or increase rates paid on deposits, other than in the Ordinary Course of Business;
(xxii)(A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (C) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(xxiii)Settle any action, suit, claim or Proceeding against it or any of its Subsidiaries, except for an action, suit, claim or Proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xxiv)Permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility of the Company or any of its Subsidiaries, or make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xxv)Make or commit to make, any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, except for emergency repairs or replacements;
(xxvi)Make any charitable or similar contributions, except as set forth on Section 5.2(b)(xxvi) of the Company Disclosure Schedules;
(xxvii)Make or change any Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any position on any material Tax Return filed on or after the Agreement Date, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to an amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any amended Tax Return or take any other similar action with respect to Taxes outside the Ordinary Course of Business;
(xxviii)Hire, terminate (other than for cause) or promote any employee with an annual salary or an independent contractor with annual compensation opportunities in excess of $75,000; provided, however, that Acquiror shall not enforce or attempt to enforce its rights pursuant to this Section 5.2(b)(xxviii) to exercise “prior control” (as defined in Section 2(a)(2) of the BHCA) over the management or policies of the Company or the Bank; and provided, further, that the Company will deliver a monthly report to Acquiror promptly following the end of each calendar month during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms listing all employees or independent contractors with annual compensation opportunities not in excess of $75,000 that have been hired, terminated or promoted during the applicable calendar month;
(xxix)Purchase, sell, transfer or pledge (except, in the case of pledges, for Company Permitted Exceptions) any Company Investment Securities;
(xxx)Purchase or acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;
(xxxi)Enter into, terminate or extend any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(xxxii)Except for the Contemplated Transactions, merge or consolidate with or into any other Person, or acquire any stock, equity interest or business of any other Person; or
(xxxiii)Agree to take, make any commitment to take, or adopt any resolutions of the Company Board, or to allow the board of directors of any of the Company’s Subsidiaries to take or adopt any resolutions of such board of directors of such Subsidiary, in support of, any of the actions prohibited by this Section 5.2(b).
(c)For purposes of Section 5.2(b)(vii), Section 5.2(b)(ix), Section 5.2(b)(x) and Section 5.2(b)(xvi), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to the Chief Credit Officer or Regional Credit Officer of Acquiror for permission to take any action otherwise prohibited by such section, and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within two (2) Business Days after Acquiror’s receipt of such request.
(d)For purposes of Section 5.2(b)(xxix), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to the Chief Financial Officer of Acquiror for permission to take any action otherwise prohibited by such section, and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within two (2) Business Days after Acquiror’s receipt of such request.
Section 5.3Notice of Changes. The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (ii) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably would be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8.

Section 5.4Company Shareholders’ Meeting. Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, but in any event within sixty (60) days thereafter, take all action necessary, including as required by and in accordance with the WBCA, Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement, the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and Company Board will use their commercially reasonable efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the WBCA, including by recommending that its shareholders vote in favor of this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its shareholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5Information Provided to Acquiror. The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (i) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement, the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6Operating Functions. The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operations of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time.

Section 5.7Company Benefit Plans.
(a)At the written request of Acquiror at least fifteen (15) days prior to the Closing Date, the Company will take, or cause the Bank to take, all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan (other than any Company Benefit Plan that is a salary continuation agreement or supplemental retirement agreement that the Bank is party to as of the date of this Agreement and has been disclosed to Acquiror in Section 3.12(a) of the Company Disclosure Schedules) and pay all amounts owing pursuant to such plans at, or prior to, Closing through the Company’s or the Bank’s payroll; provided, however, that no action taken by the Company or the Bank with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, or other similar arrangements, consistent with GAAP.
(c)The Company shall take all appropriate action to terminate the Kitsap Bank 401(k) Profit Sharing Plan and any other Company Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Section 401(k) of the Code (each, a “401(k) Plan”) as of at least one day prior to the Closing Date; provided, however, that Acquiror agrees that nothing in this Section 5.7(c) will require the Company to cause the final dissolution and liquidation of any such plan prior to the Closing Date. The Company shall provide Acquiror with evidence that each 401(k) Plan has been terminated and provide copies of the appropriate resolutions terminating each 401(k) Plan (the form and substance of which shall be subject to review and approval by Acquiror, which will not be unreasonably withheld, conditioned or delayed) not later than three (3) days prior to the Effective Time. The accounts of all participants and beneficiaries in each 401(k) Plan shall become fully vested upon termination of the respective 401(k) Plan.
(d)Prior to the Closing Date, the Company shall take, or cause the Bank to take, all necessary actions to terminate the Company Benefit Plans set forth on Section 5.7(d) of the Company Disclosure Schedules (collectively, the “Deferred Compensation Plans”) prior to the Effective Time in accordance with Treasury Regulation 1.409A-3(j)(4)(ix) and to distribute all amounts deferred under the Deferred Compensation Plans at, or prior to, Closing through the Company’s or the Bank’s payroll. Section 5.7(d) of the Company Disclosure Schedules shall also set forth, on a plan-by-plan basis, the amounts that will be distributed under the Deferred Compensation Plans as the result of their termination (collectively, the “Deferred Compensation Cash Out Payments”). The Company and/or the Bank shall, in exchange for any Deferred Compensation Plan Cash Out Payment paid to any participant under any Deferred Compensation Plan, obtain from any such participant an acknowledgement that such Deferred Compensation Cash Out Payment is all that is owing to participant under the Deferred Compensation Plan and that neither the Company nor the Bank bear any responsibility for any tax consequences related thereto. The Company shall provide Acquiror with: (i) evidence that the Deferred Compensation Plans have been terminated and all amounts deferred thereunder have been distributed; (ii) copies of the appropriate resolutions terminating the Deferred Compensation Plans and approving the distribution of the amounts deferred thereunder (the form and substance of which shall be subject to review and approval by Acquiror, which will not be unreasonably withheld, conditioned or delayed); and (iii) copies of the acknowledgments obtained from each Deferred Compensation Plan participant receiving a Deferred

Compensation Cash Out Payment, in each case, not later than three (3) days prior to the Effective Time.
(e)Any director of the Company or the Bank who receives any compensation in connection with the Closing shall, as a condition to the receipt of such compensation, execute, deliver to the Company or the Bank (or any successor thereto) and not revoke a general release of claims in favor of the Company and the Bank (and any successor thereto) in a form and substance reasonably acceptable to Acquiror.
Section 5.8Acquisition Proposals.
(a)The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the Agreement Date with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal (including any material revision or resubmission of a previous proposal) and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b)The Company agrees that it will not, and will not authorize or permit its respective Subsidiaries and its and each of its Subsidiaries’ officers, directors, agents, advisors and controlled Affiliates to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the Agreement Date, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal, subject to Section 10.3; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (A) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board and, during such five (5) Business Day period, to the extent that Acquiror so requests, the Company and Acquiror cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be completed; and (B) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisor, to believe that a Superior Proposal continues to exist.

Section 5.9Transition and Separation Agreements. Following Agreement Date, the Company and Acquiror shall cooperate in good faith to enter into Transition and Separation Agreements in substantially the form attached hereto as Exhibit G (the “Transition and Separation Agreements”) with certain employees of the Company and the Bank as mutually agreed upon in good faith by the Acquiror and the Company.
Section 5.10Title to Real Estate.
(a)As soon as practical after the Agreement Date, but in any event no later than forty-five (45) days after the Agreement Date, the Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by the Company and any of its Subsidiaries, other than property carried as OREO, a commitment for an owner’s title insurance policy (collectively, the “Title Commitments”), issued by a title company selected by the Company and reasonably acceptable to Acquiror (the “Title Company”), showing fee simple title in the Company or one of its Subsidiaries in such real property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Company Permitted Exceptions. The cost of obtaining any preliminary report of title discussed in this Section 5.10(a) shall be split equally between Acquiror and the Company. With respect to property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and each of its Subsidiaries of such OREO property.
(b)At the Closing, the Company shall obtain at Acquiror’s expense and deliver to Acquiror, with respect to all interests in real property owned by the Company and each of its Subsidiaries, an owner’s title insurance policy (collectively, the “Title Insurance Policies”), or an irrevocable commitment to issue such a policy to Acquiror, dated as of the later of the Closing Date and the actual date of recording of the deed for such property, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to all interests in real property owned by the Company and each of its Subsidiaries, other than property carried as OREO, issued by the Title Company, subject to only such exceptions as are Company Permitted Exceptions or have been otherwise accepted by Acquiror, containing any endorsements reasonably requested by Acquiror, insuring the fee simple estate of the Company or one of its Subsidiaries in the such properties in the amount not less than the greater of (i) the appraised value of the property, and (ii) the value at which the Company or its applicable Subsidiary currently carries the property on its books, subject only to the Company Permitted Exceptions; provided, however, in no event shall the Company be obligated to obtain any appraisal of any real property owned by the Company or its Subsidiaries.

(c)Except for Company Permitted Exceptions, neither the Company nor any of its Subsidiaries shall voluntarily encumber any real property prior to the Closing Date. In the event that the Company cannot obtain any of the Title Insurance Policies, and Acquiror has not, prior to the Closing Date, given notice to the Company that Acquiror is willing to waive objection to each title exception which is not set forth in the applicable Title Commitment (each, a “New Encumbrance”), the Company shall discharge or remove each such New Encumbrance that can be discharged or removed by the payment of a liquidated sum of money. The Company shall use commercially reasonable efforts to discharge any New Encumbrance that cannot be discharged solely by the payment of a liquidated sum of money, unless such New Encumbrance is a Company Permitted Exception. The Company shall be entitled to postpone the Closing Date for up to thirty (30) days in the aggregate, in order to discharge any New Encumbrance which is not a Company Permitted Exception. If the Company has not discharged any New Encumbrance that is: (i) not a Company Permitted Exception and (ii) would reasonably be expected to materially interfere with the fair market value, use or operation of such real property, and which cannot be discharged solely by the payment of a liquidated sum of money that, individually or in the aggregate with all other liquidated sums to be paid pursuant to this Section 5.10(c), would not exceed $3,000,000, on or prior to the Closing Date (subject to any postponement in accordance with the preceding sentence), then Acquiror shall have the right to terminate this Agreement upon ten (10) days prior written notice to the Company.
(d)If the consent of any landlord is required for transfer or assignment of any lease by virtue of the Contemplated Transactions, the Company shall obtain such required consents as soon as reasonably practicable after the Agreement Date, but in no event later than ten (10) Business Days before the Closing.
Section 5.11Surveys. Acquiror may, in its discretion, within forty-five (45) days after the Agreement Date, require the Company to obtain a current American Land Title Association survey, including any Table A items reasonably requested by Acquiror, of any or all parcels of real property owned by the Company and any of its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would impair the use thereof for the purposes for which it is held or materially impair the value of such property. The cost of obtaining the surveys discussed in this Section 5.11 shall be split equally between Acquiror and the Company.
Section 5.12Environmental Investigation.
(a)Acquiror may, in its discretion, within forty-five (45) days after the Agreement Date, require the Company to order a Phase I environmental site assessment to be conducted in accordance with ASTM Standard E1527-21, Standard Practice for Environmental Site Assessments (the “ASTM Standard”) to be delivered to Company and Acquiror for each parcel of real property in which the Company or any of its Subsidiaries holds an interest, including property carried as OREO (each, a “Phase I Report”), conducted by an independent professional consultant selected by the Company and reasonably acceptable to Acquiror to determine if any real property in which the Company or any of its Subsidiaries holds any interest contains or gives evidence of any “Recognized Environmental Conditions,” as that term is defined in the ASTM Standard. The cost of obtaining any Phase I Report discussed in this Section 5.12(a) shall be split equally between Acquiror and the Company. If a Phase I Report discloses any “Recognized Environmental

Conditions” under the ASTM Standard that would constitute a material breach of the Company’s representations in Section 3.19, then Acquiror may, upon receipt of written permission from the Company, which permission shall not be unreasonably withheld, promptly obtain a Phase II subsurface investigation with respect to any Recognized Environmental Condition identified in a Phase I, which report shall, to the extent feasible, contain an estimate of the approximate cost of any remediation or other follow-up work recommended to address those conditions in accordance with applicable Legal Requirements (each, a “Phase II Report,” and, together with the associated Phase I Report, an “Environmental Report”), the cost of obtaining any Phase II Report discussed in this Section 5.12(a) shall be split equally between Acquiror and the Company. and shall be provided to both the Company and Acquiror. Neither the Company nor Acquiror shall have any duty to act upon any information produced by an Environmental Report. All Environmental Reports shall be the property of the Company and shall be held in confidence as provided in the Confidentiality Agreement.
(b)In the event that the results of any Phase II Report disclose any environmental condition or conditions which, either in accordance with Environmental Laws or reasonable commercial practices, would reasonably be expected to require cleanup and/or remediation the cost of which, either individually or in the aggregate, would reasonably be expected to exceed $5,000,000, then Acquiror may, at its sole option, terminate this Agreement upon ten (10) days prior written notice to the Company.
(c)Acquiror hereby agrees to indemnify, defend and hold the Company harmless from and against any cost, expense, charge, lien, action or judgment, as well as any claim of a right to any such cost, expense, charge, lien, action or judgment arising from any act or omission of Acquiror, Acquiror’s agents or contractors, or any services, labor, supplies or materials provided or performed by surveyors, engineers, and others hired by Acquiror to make the inspections and tests, and from and against any personal injury and property damage caused by the act or neglect of Acquiror or any of its agents, or independent contractors in connection with any Phase II Report. Notwithstanding the foregoing, in no event shall Acquiror be held liable for the costs of any further investigation, cleanup and/or remediation of any condition identified by a Phase II Report.
Section 5.13Landlord Estoppel Certificates. The Company shall use reasonable efforts to obtain and deliver to Acquiror, no later than ten (10) Business Days prior to Closing, an executed landlord estoppel letter in substantially the form attached hereto as Exhibit H (subject to comments and edits received from each landlord), from each landlord under each lease where the Company or the Bank is a tenant, as such leases are listed in Section 3.9(a) of the Company Disclosure Schedules; provided, however, that neither the Company nor any of its Affiliates shall be obligated to (a) pay any consideration to the Person from whom any landlord estoppel certificate is requested; or (b) reimburse Acquiror for any consideration paid to such Person, if any. Section 3.9(a) of the Company Disclosure Schedules. Notwithstanding anything herein to the contrary, the Company shall not be in default hereunder for the failure to obtain any such landlord estoppel certificate and the receipt of such landlord estoppel certificates shall not be a condition to the Closing.
Section 5.14Company Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror the Company Voting Agreement, signed by all of the directors and executive officers of the Company and the Bank as of the Agreement Date who own or control the voting of any shares of Company Capital Stock.

Section 5.15Employment Agreements. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror the fully-executed Employment Agreements, to be effective as of the Effective Time.
Section 5.16Resignation and Confidentiality Agreements. Concurrently with the execution and delivery of the Agreement, the Company shall deliver to Acquiror fully-executed Resignation and Confidentiality Agreements with each of the directors and executive officers of the Company and the Bank as set forth on Section 5.16 of the Company Disclosure Schedules, each to be effective as of the Effective Time.
Section 5.17Employment Continuity Agreements. Concurrently with the execution and delivery of the Agreement, the Company shall deliver to Acquiror fully-executed Employment Continuity Agreements with each of Steven Politakis, Anthony George and Alan Crain, each in a form and substance reasonably acceptable to Acquiror.
Section 5.18Redemption of Subordinated Notes. Prior to the Closing, the Company shall take all actions necessary to redeem $35,000,000 total principal amount of its 4.75% Fixed-to-Floating Subordinated Notes Due July 10, 2030, on the next permissible redemption date in accordance with the terms thereof.
Section 5.19Sale of Visa Stock. Prior to the Closing Date, the Company shall take all actions necessary to sell all of its Visa Class B restricted shares.
Section 5.20Interest Rate Hedge. Prior to the Closing Date, the Company shall use commercially reasonable efforts to terminate and unwind any interest rate hedge existing as of the Agreement Date.
ARTICLE 6
ACQUIROR’S COVENANTS
Section 6.1Access and Investigation.
(a)Subject to any applicable Legal Requirement, the Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice of not less than three (3) Business Days, have such reasonable access to the facilities, operations, records and properties of Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a), as shall be necessary for the purpose of determining Acquiror’s continued compliance with the terms and conditions of this Agreement. The Company and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each of its Subsidiaries and of their respective financial and legal conditions as Company shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any of its Subsidiaries. Upon request, Acquiror and each of its Subsidiaries will furnish the Company or its Representatives attorneys’ responses to auditors’ requests for information regarding Acquiror or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by the Company or any of its

Representatives shall affect the representations and warranties made by Acquiror in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to the Company the disclosure of which, in Acquiror’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the Agreement Date; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than such documents, or portions thereof, relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)All information obtained by the Company in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.
Section 6.2Operation of Acquiror and Acquiror Subsidiaries.
(a)Except as previously disclosed in the Acquiror Previous Disclosure, as required by applicable Legal Requirements, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.
(b)Except as previously disclosed in the Acquiror Previous Disclosure, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (i) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (ii) amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the shareholders of the Company; (iii) directly or indirectly adjust, split, combine or reclassify any shares of Acquiror Common Stock; (iv) amend the terms of, waive any rights under, terminate (other than at its stated

expiration date), violate the terms of or enter into any Contract or other binding obligation relating to Acquiror Common Stock or rights associated therewith; or (v) agree to take, make any commitment to take, or adopt any resolutions of the Acquiror Board in support of, any of the actions prohibited by this Section 6.2.
Section 6.3Acquiror Shareholders’ Meeting. Subject to the other provisions of this Agreement, Acquiror shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective but in any event within sixty (60) days thereafter, take all action necessary, including as required by and in accordance with the WBCA, Acquiror Articles of Incorporation and Acquiror Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement, the “Acquiror Shareholders’ Meeting”) for the purpose of obtaining the Acquiror Shareholder Approval. Acquiror and the Acquiror Board will use their commercially reasonable efforts to obtain from its shareholders the Acquiror Shareholder Approval, including by recommending that its shareholders vote in favor of any proposal for the Acquiror Shareholder Approval, and Acquiror and the Acquiror Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Acquiror Board’s recommendation to Acquiror’s shareholders that Acquiror’s shareholders vote in favor of any proposal for the Acquiror Shareholder Approval.
Section 6.4Information Provided to the Company. Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will (i) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquiror Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement, the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.5Operating Functions. Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.

Section 6.6Indemnification.
(a)For a period of six (6) years from and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, each current or former director, officer or employee of the Company or any of its Subsidiaries or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another Person (each, an “Indemnified Party”) and any Person who becomes an Indemnified Party between the Agreement Date and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent permitted by law. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.
(b)Prior to the Effective Time, the Company shall obtain or cause its Subsidiaries to obtain and Acquiror shall fully pay the premium for the extension of the Company’s and each of its Subsidiaries’ directors’ and officers’ liability insurance policies set forth on Section 6.6(b) of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Existing D&O Policy for a period of up to six (6) years after the Effective Time; provided, that, Acquiror shall not be required to pay in the aggregate more than 150% of the amount of the aggregate annual premium paid by the Company, or its Subsidiaries, as applicable, for the current policy term for such policy, which annual premium is set forth on Section 6.6(b) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.6(b) would exceed such 150% amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company, or its Subsidiaries, as applicable, for such 150% amount.
(c)If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.6.
(d)The provisions of this Section 6.6 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.7Authorization and Reservation of Acquiror Common Stock. The Acquiror Board shall authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement.

Section 6.8Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Global Stock Market prior to the Closing Date.
Section 6.9Notice of Changes. Acquiror will give prompt notice to the Company of any fact, event or circumstance known to it that: (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on Acquiror; or (ii) would cause or constitute a material breach of any of Acquiror’s representations, warranties, covenants or agreements contained herein that reasonably would be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 9.
Section 6.10Acquiror Voting Agreement. Concurrently with the execution and delivery of this Agreement, Acquiror shall deliver to the Company the Acquiror Voting Agreement, signed by all of the directors and executive officers of Acquiror as of the Agreement Date who own or control the voting of any shares of Acquiror Common Stock.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1Regulatory Approvals. As soon as practicable following the Agreement Date, but in no event more than sixty (60) days after the Agreement Date, Acquiror shall prepare and file with the applicable Regulatory Authorities appropriate applications, notices or filings to obtain all Requisite Regulatory Approvals, and the Company and each of its Subsidiaries will cooperate with Acquiror as reasonably requested by Acquiror. The Company shall have the right to review in advance, and consult with Acquiror on, the non-confidential portions of any filing to be made with, or written materials to be submitted to, any Regulatory Authority in connection with the Contemplated Transactions, including the information relating to the Company and its Subsidiaries. In exercising the foregoing right, the Company shall act reasonably and as promptly as practicable. Acquiror shall provide the Company with copies of the non-confidential portions of all applications, notices or filings filed with any Regulatory Authorities for the Requisite Regulatory Approvals, and Acquiror shall keep the Company informed as to the progress of such applications and provide the Company with copies of all non-confidential correspondence or orders evidencing the Requisite Regulatory Approvals. The Company will, upon reasonable request, furnish Acquiror with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notices or filing made by or on behalf of Acquiror with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2SEC Registration. As soon as practicable following the Agreement Date, but in no event more than sixty (60) days after the Agreement Date, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders, and Acquiror will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Acquiror’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use commercially reasonable efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and to Acquiror’s shareholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “Blue Sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as consideration hereunder. Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Proxy Statement shall be made without the approval of the Company or Acquiror, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company, in connection with a Company Adverse Recommendation, may amend or supplement the Proxy Statement or the Registration Statement (including by incorporation by reference) pursuant to an amendment to effect such change, and in such event, Acquiror’s approval right in this Section 7.2 shall apply only with respect to such information relating to Acquiror or its business, financial condition or results of operations, and shall be subject to the right of Acquiror to have the Acquiror Board’s deliberations and conclusions be accurately described therein.

Section 7.3Publicity. Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.
Section 7.4Commercially Reasonable Efforts; Cooperation. Each of the Company and Acquiror agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither the Company nor Acquiror will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. The Company agrees to use its commercially reasonable efforts to obtain all material consents or approvals necessary to consummate the Contemplated Transactions, including all applicable consents under the Contracts listed (or required to be listed) on Section 3.4 and Section 3.16 of the Company Disclosure Schedules. Between the Agreement Date and the Closing Date, each of the Company and Acquiror will, and will cause each of its respective Subsidiaries, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of non-confidential notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5Tax Free Reorganization.
(a)The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code (the “Intended Tax Consequences”). From and after the Agreement Date and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)As of the Agreement Date, to the Knowledge of the Company, there is no reason: (i) why the Company would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Section 8.8 and Section 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to the Company and counsel to Acquiror to deliver the legal opinions contemplated Section 8.8 and Section 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)As of the Agreement Date, to the Knowledge of Acquiror, there is no reason: (i) why Acquiror would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Section 8.8 and Section 9.8, certificates substantially in compliance with IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated Section 8.8 and Section 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.
Section 7.6Employees and Employee Benefits.
(a)All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall initially provide employee benefit plans and compensation opportunities (excluding any equity or equity-based, nonqualified deferred compensation, severance, retention, long-term incentive, change in control, defined benefit pension and post-employment welfare benefit plans and opportunities (collectively, “Excluded Benefits”) for the benefit of Covered Employees that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan). For the avoidance of doubt, nothing in this Section 7.6 is intended to, or shall be interpreted to, provide any rights to continued employment for any Covered Employee for any period of time following the Closing or to provide any rights to participate in any Excluded Benefits for any Covered Employee.

(b)For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and each of its Subsidiaries and their respective predecessors, in each case only from such Covered Employee’s most recent date of hire, to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service or be in connection with any Excluded Benefits.
(c)In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)The Company and each of its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause each Covered Employee (exempt and non-exempt) to be eligible for severance benefits in accordance with the terms, conditions and amounts set forth on Section 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Covered Employee eligible to receive a CIC Payment shall be eligible to receive severance benefits as set forth in this Section 7.6(d) or otherwise, but will receive such CIC Payment to the extent it is required to be paid under the applicable agreement. Any Covered Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).

(e)The Company shall, and shall cause its Subsidiaries, to use an independent accounting firm of nationally recognized standing selected by the Company (and reasonably acceptable to Acquiror) to prepare an analysis calculating the Total Payments (as defined below) and determining whether any such payments constitute an “excess parachute payment” (as defined below) (such analysis, the “280G Analysis”). The Company shall deliver to Acquiror a copy of the 280G Analysis no later than forty-five (45) days prior to the Company Shareholders’ Meeting. On or before the Closing Date, the Company will take all steps necessary to ensure that in the event that the amount of any CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Section 280G of the Code (in the aggregate, the “Total Payments”), would, as determined by the 280G Analysis, constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. At the written request of Acquiror at least thirty-one (31) days prior to the Company Shareholders’ Meeting (or later, if the 280G Analysis is not timely delivered to Acquiror as set forth in this Section 7.6(e)), the Company shall seek a shareholder vote under Section 280G of the Code for approval of the CIC Payments prior to the Effective Time. If such vote is requested, not less than one (1) business day prior to the Closing Date, Acquiror and its counsel shall be provided copies of all documents executed by the shareholders and “disqualified individuals” (within the meaning of Section 280G of the Code) in connection with the vote and a certification, with backup documentation (e.g., a spreadsheet), that the vote resulted in the approval of the waived payments and benefits by more than seventy-five percent (75%) of the voting power of the Company entitled to vote.
(f)With respect to any Company Benefit Plan terminated pursuant to this Agreement, for purposes of determining the “applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date,” the period following such Company Benefit Plan’s termination shall be disregarded.
Section 7.7Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (i) take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and (ii) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the Contemplated Transactions.
Section 7.8Shareholder Litigation. Each of Acquiror and the Company shall promptly advise the other party in writing after becoming aware of any Legal Action commenced, or to the Knowledge of such party, threatened, against such party or any of its officers or directors by any shareholder of such party (on their own behalf or on behalf of such party) or by any Regulatory Authority relating to this Agreement or the Contemplated Transactions (the “Transaction Litigation”) and shall keep the other party reasonably informed regarding any Transaction Litigation. Each party shall: (i) give the other party the opportunity to participate in the defense and settlement of any such Transaction Litigation; (ii) keep the other party reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and provide the other party with the opportunity to consult with such party regarding the defense of any such litigation, which advice such party shall consider in good faith; and (iii) not settle any Transaction Litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1Accuracy of Representations and Warranties. Other than the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, and Section 3.21, the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, and Section 3.21 shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
Section 8.2Performance by the Company. The Company shall have performed and complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3Shareholder Approvals. The Company Shareholder Approval and the Acquiror Shareholder Approval shall have been obtained.
Section 8.4No Proceedings, Injunctions or Restraints; Illegality. Since the Agreement Date, there must not have been commenced any Proceeding: (i) other than any Transaction Litigation contemplated by Section 7.8, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions; in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger.
Section 8.5Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of a Burdensome Condition.
Section 8.6Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7Officers’ Certificate. Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Section 8.1 and Section 8.2.
Section 8.8Tax Opinion. Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of Company Capital Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Capital Stock, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.3. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Acquiror and the Company, reasonably satisfactory in form and substance to such counsel.
Section 8.9FIRPTA Certificate. The Company shall have delivered to Acquiror a properly executed statement from the Company that meets the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h)(1) of the Treasury Regulations, dated as of the Closing Date in a form and substance reasonably acceptable to Acquiror.
Section 8.10Stock Exchange Listing. Acquiror shall have filed with the Nasdaq Global Stock a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Global Stock shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 8.11Dissenters’ Shares. Dissenters’ Shares shall be less than five percent (5%) of the issued and outstanding shares of Company Capital Stock.

Section 8.12No Material Adverse Effect. From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1Accuracy of Representations and Warranties. Other than the representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6 and Section 4.20, the representations and warranties of Acquiror contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6 and Section 4.20 shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
Section 9.2Performance by Acquiror. Acquiror shall have performed and complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3Shareholder Approvals. The Company Shareholder Approval and the Acquiror Shareholder Approval shall have been obtained.
Section 9.4No Proceedings; No Injunctions or Restraints; Illegality. Since the Agreement Date, there must not have been commenced any Proceeding: (i) other than any Transaction Litigation contemplated by Section 7.8, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions; in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger.

Section 9.5Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of a Burdensome Condition.
Section 9.6Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7Officers’ Certificate. The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Section 9.1 and Section 9.2.
Section 9.8Tax Opinion. The Company shall have received a written opinion of Otteson Shapiro LLP, tax counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of Company Capital Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Capital Stock, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.3. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Acquiror and the Company, reasonably satisfactory in form and substance to such counsel.
Section 9.9Stock Exchange Listing. Acquiror shall have filed with the Nasdaq Global Stock a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Global Stock shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.10No Material Adverse Effect. From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 10
TERMINATION
Section 10.1Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Acquiror, by:

(a)Mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;
(b)Acquiror, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in ARTICLE 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, however, that such breach or failure is not a result of the failure by Acquiror or any of its Subsidiaries to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;
(c)The Company, if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in ARTICLE 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, however, that such breach or failure is not a result of the failure by the Company or any of its Subsidiaries to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(d)Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been permanently withdrawn at the request or recommendation of the applicable Regulatory Authority or has been withdrawn and has not been resubmitted to such Regulatory Authority within thirty (30) days thereafter; (iii) the Company Shareholder Approval is not obtained following the Company Shareholders’ Meeting; or (iv) the Acquiror Shareholder Approval is not obtained following the Acquiror Shareholders’ meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;
(e)Acquiror or the Company, if the Effective Time shall not have occurred at or before the nine (9) month anniversary of the Agreement Date; provided, however, that such date shall be extended for an additional three (3) months in the event that any Requisite Regulatory Approval has not been obtained and neither party has received notice from any applicable Regulatory Authority that any request for such a Requisite Regulatory Approval has been denied; and, provided further that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f)Acquiror or the Company, if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(g)Acquiror, if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;
(h)The Company, pursuant to Section 5.8;
(i)Acquiror, pursuant to Section 5.10(c) or Section 5.12(b);
(j)Acquiror, if the Company makes or publicly proposes to make a Company Adverse Recommendation; or
(k)The Company, if Acquiror materially breaches any of its obligations under Section 6.3.
Section 10.2Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (i) the Confidentiality Agreement, this Section 10.2, Section 10.3 and ARTICLE 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from a willful and material breach by that party of this Agreement.
Section 10.3Fees and Expenses.
(a)Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b)If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or Section 10.1(j) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, an amount equal to $7,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(c)If, after the Agreement Date and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach; and (ii) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within two (2) Business Days after the consummation of such definitive written agreement, the Company Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(o).
(d)Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Company Termination Fee is or becomes payable pursuant to Section 10.3(b), Acquiror’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Company Termination Fee pursuant to Section 10.3(b), and except in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of Acquiror or any of its Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the Contemplated Transactions. The Company shall not be required to pay the Company Termination Fee on more than one occasion.
(e)If this Agreement is terminated by Company pursuant to Section 10.1(k), then Acquiror shall pay to the Company, within two (2) Business Days after such termination, an amount equal to $7,000,000 (the “Acquiror Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(f)Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Acquiror Termination Fee is or becomes payable pursuant to Section 10.3(e), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Acquiror or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Acquiror Termination Fee pursuant to Section 10.3(e), and except in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of the Company or any of its Affiliates nor any other Person shall have any rights or claims against Acquiror or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the Contemplated Transactions. Acquiror shall not be required to pay the Acquiror Termination Fee on more than one occasion.
ARTICLE 11
MISCELLANEOUS
Section 11.1Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Washington applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Washington solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Contemplated Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.6, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.
Section 11.4Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in ARTICLE 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:
Heritage Financial Corporation 201 Fifth Avenue SW Olympia, Washington 98501 Telephone: (360) 943-1500 Attention: Bryan D. McDonald Email: Bryan.McDonald@heritagebanknw.com with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone:    (312) 629-5143
Attention: Joseph Ceithaml
Email: Joseph.Ceithaml@bfkn.com

If to the Company, to: Olympic Bancorp, Inc. 619 Bay Street Port Orchard, Washington 98366 Telephone: (360) 876-7816 Attention: Steve Politakis, President and CEO Email: SPolitakis@kitsapbank.com with copies, which shall not constitute notice, to: Otteson Shapiro LLP 7979 E. Tufts Avenue, Suite 1600 Denver, Colorado 80237 Telephone: (720) 488-5425 Attention: Christian Otteson Email: CEO@os.law
or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (i) if delivered by hand, when delivered; (ii) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (iii) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (iv) if by e-mail, when sent.
Section 11.7Entire Agreement. This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9Further Assurances. The parties agree: (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents; and (iii) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
Section 11.11Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. Section 261.2(c) and as identified in 12 C.F.R. Section 309.5(g)(8)) of a Regulatory Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
ARTICLE 12
DEFINITIONS
Section 12.1Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)“Acquiror Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Heritage Financial Corporation, as amended.
(b)“Acquiror Bank” means Heritage Bank, a Washington-chartered nonmember bank headquartered in Olympia, Washington, and a wholly-owned subsidiary of Acquiror.
(c)“Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(d)“Acquiror Board” means the board of directors of Acquiror.
(e)“Acquiror Bylaws” means the Heritage Financial Corporation Amended and Restated Bylaws, as amended.
(f)“Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.
(g)“Acquiror Common Stock” means the common stock, no par value per share, of Acquiror.
(h)“Acquiror Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.
(i)“Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that, at any relevant time, would be treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(j)“Acquiror Material Contract” means each Contract filed or incorporated by reference as an exhibit to an Acquiror SEC Report.
(k)“Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder.
(l)“Acquiror Shareholder Approval” means the approval of the Acquiror Stock Issuance, as required by Rule 5635(a) of the Nasdaq Rules, by the affirmative vote of the holders of a majority of the votes cast on the matter assuming that a quorum is present.
(m)“Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.

(n)“Acquiror Stock Plans” means collectively the following:
(i)Heritage Financial Corporation 2023 Omnibus Equity Plan; and
(ii)Heritage Financial Corporation 2014 Omnibus Equity Plan, as amended.
(o)“Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the Contemplated Transactions and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(p)“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(q)“Bank” means Kitsap Bank, a Washington-chartered nonmember bank headquartered in Port Orchard, Washington, and a wholly-owned subsidiary of the Company.
(r)“Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(s)“BHCA” means the Bank Holding Company Act of 1956, as amended.
(t)“Burdensome Condition” means any condition or restriction contained in or issued in connection with any Requisite Regulatory Approval that would: (i) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the Contemplated Transactions to the Surviving Entity; (ii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of the Surviving Entity or any of its Subsidiaries; (iii) require any Person other than the Surviving Entity to guaranty, support or maintain the capital of any of its Subsidiaries after the Closing Date; (iv) cause any Person other than the Surviving Entity to be deemed to control Surviving Entity’s Subsidiaries after the Closing Date; or (v) require any contribution of capital to the Company, Bank or any Subsidiary of Acquiror at the Closing; provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a “Burdensome Condition:” any restraint, limitation, term, requirement, provision or condition that applies generally to financial or bank holding companies and banks as provided by any Legal Requirement or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

(u)“Business Day” means any day except Saturday, Sunday and any day on which banks in Olympia or Port Orchard, Washington, are authorized or required by law or other government action to close.
(v)“CARES Act” means the Coronavirus Aid, Relief, and Economics Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Regulatory Authority (including IRS Notices 2020-22 and 2020-65), or any other law (including the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) and the American Rescue Plan Act of 2021 (Pub. L. 117-2)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign law and including any related or similar orders or declarations from any Regulatory Authority).
(w)“CIC Payment” means any severance benefit or other payment in connection with the Contemplated Transactions (including in connection with any other event) under the Transition and Separation Agreements, an employment, change in control, severance, retention, salary continuation agreement or other agreement.
(x)“Closing Acquiror Common Stock Price” means the weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Global Stock for the fifteen (15) consecutive trading days immediately preceding the Closing Date.
(y)“Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.
(z)“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as amended.
(aa)“Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, deferred compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement, retention agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate, for the benefit of any current or former employee, officer or director of the Company, any of its Subsidiaries or any Company ERISA Affiliate, or any beneficiary thereof. For the avoidance of doubt, each Company Phantom Plan constitutes a Company Benefit Plan.

(ab)“Company Board” means the board of directors of the Company.
(ac)“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended and restated.
(ad)“Company Capital Stock” means the Company Class A Voting Common Stock and the Company Class B Nonvoting Common Stock, collectively.
(ae)“Company Class A Voting Common Stock” means the Class A Voting Common Stock, no par value per share, of the Company.
(af)“Company Class B Nonvoting Common Stock” means the Class B Nonvoting Common Stock, no par value per share, of the Company.
(ag)“Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414(b), (c), (m) or (o) of the Code.
(ah)“Company Phantom Plans” means, collectively, the following:
(i)Kitsap Bank Phantom Stock Plan;
(ii)Kitsap Bank 2022 Long Term Incentive Plan;
(iii)Olympic Bancorp Stock Appreciation Rights Plan; and
(iv)Olympic Bancorp 2005 Stock Appreciation Rights Plan.
(ai)“Company Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of the Company, in accordance with Section 23B.11A.040 of the WBCA and Company Articles of Incorporation, by the affirmative vote of holders of two-thirds of the outstanding shares of Company Capital Stock, voting together as a single class, at the Company Shareholders’ Meeting.
(aj)“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by the Company and Acquiror of their respective covenants and obligations under this Agreement; (iii) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.3 in connection with the Merger; and (iv) the Bank Merger.

(ak)“Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(al)“Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(am)“CRA” means the Community Reinvestment Act, as amended.
(an)“Deferred Payroll Taxes” means any Taxes payable by the Company or any of its Subsidiaries that: (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing; and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Regulatory Authority).
(ao)“Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(ap)“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(aq)“DOL” means the U.S. Department of Labor.
(ar)“Employee Retention Credits” means any “employee retention credit” pursuant to Section 2301 of the CARES Act.
(as)“Environmental Laws” means, collectively, any Legal Requirement, judgment or permit: (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any hazardous or toxic materials, substances or wastes; or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

(at)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(au)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(av)“FDIC” means the Federal Deposit Insurance Corporation.
(aw)“Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(ax)“FFCRA” means the Families First Coronavirus Response Act, as amended.
(ay)“GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(az)“Hazardous Materials” means any substance, waste, contaminant, pollutant, gas or other material that is regulated by, subject to control or remediation pursuant to, or the use, handling, storage, disposal or release of which is subject to or may result in liability under, any Environmental Laws or is otherwise regulated under Environmental Laws. For the avoidance of doubt, Hazardous Materials includes, but is not limited to, polychlorinated biphenyls, asbestos in any form or condition, petroleum or petroleum products and any per- or poly-fluoroalkyl substances.
(ba)“ICFR” means internal control over financial reporting.
(bb)“Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(bc)“IRS” means the U.S. Internal Revenue Service.
(bd)“Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of (i) for the Company, its Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer; and (ii) for Acquiror, its President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, in each case as the context requires.
(be)“Legal Action” means any legal, administrative, arbitral or other Proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations or examinations.

(bf)“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, statute or treaty.
(bg)“Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and each of its Subsidiaries, taken as a whole; or (ii) materially impairs or would be reasonably likely to materially impair the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or Regulatory Authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or other financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); and (G) changes after the Agreement Date resulting from any hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Regulatory Authority in response thereto); except, with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and each of its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and each of its Subsidiaries operate.
(bh)“Nasdaq Rules” means the listing rules of the Nasdaq Stock Market.
(bi)“Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(bj)“Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.
(bk)“OREO” means real estate owned by a Person and designated as “other real estate owned.”
(bl)“PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(bm)“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(bn)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(bo)“Proxy Statement” means a proxy statement prepared by the Company or Acquiror for use in connection with the Company Shareholders’ Meeting and the Acquiror Shareholders’ Meeting, respectively, all in accordance with the WBCA, the rules and regulations of the SEC and other Legal Requirements.
(bp)“Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(bq)“Regulation S-K” means Regulation S-K promulgated under the Securities Act, as amended.
(br)“Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(bs)“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(bt)“Requisite Regulatory Approvals” means all necessary permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.

(bu)“SEC” means the Securities and Exchange Commission.
(bv)“Securities Act” means the Securities Act of 1933, as amended.
(bw)“Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(bx)“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “25%” in the definition of Acquisition Proposal being treated as references to “51%” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the Contemplated Transactions, (i) after receiving the advice of its financial advisor; (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein); and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(by)“Tax” or “Taxes” means any U.S. federal, state, local, non-U.S., income tax or non-income tax, gross receipts, net receipts, license tax, lease tax, service tax, service use tax, alternative or add-on minimum tax, franchise tax, capital gains tax, value-added tax, sales tax, use tax, excise tax, property (real or personal) tax, unclaimed property, escheat tax, production tax, ad valorem tax, payroll tax, withholding tax, employment tax, unemployment tax, severance tax, social security or similar tax, gift tax or estate tax, transfer tax, recording tax, documentary tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee and any other taxes of any kind, together with any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(bz)“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
(ca)“Taxing Authority” means any Regulatory Authority which imposes federal, state, local or foreign Taxes.
(cb)“Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(cc)“U.S.” means the United States of America.

(cd)“WADFI” means the Washington State Department of Financial Institutions.
(ce)“WBCA” means the Washington Business Corporation Act, as amended.
Section 12.2Principles of Construction.
(a)In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding;” (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to;” (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the Agreement Date; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance, including as the term “material” is defined in applicable laws and regulations promulgated by the SEC, or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify (A) any other section of the Agreement specifically referenced or cross-referenced; and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this

Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.
(c)All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
[Remainder of Page Intentionally Left Blank]
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR: Heritage Financial Corporation	COMPANY: Olympic Bancorp, Inc.
By: /s/ Bryan D. McDonald Name: Bryan D. McDonald Title: President and Chief Executive Officer	By: /s/ Steven L. Politakis Name: Steven L. Politakis Title: President and Chief Executive Officer

    [Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Company Voting Agreement
See attached.

VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is entered into as of September 25, 2025, among HERITAGE FINANCIAL CORPORATION, a Washington corporation (“Acquiror”), OLYMPIC BANCORP, INC., a Washington corporation (the “Company”), and those directors and/or officers of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of voting common stock of the Company (such shareholders collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder”).
RECITALS
A.    As of the date hereof, each Principal Shareholder is the owner or controls the vote of the number of shares of the Company’s Class A Voting Common Stock, no par value per share (“Company Class A Voting Common Stock”), as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto.
B.    Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger, dated as of September 25, 2025 (the “Merger Agreement”), between Acquiror and the Company.
C.    Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Shareholders enter into this Agreement.
D.    Each Principal Shareholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.
AGREEMENTS
In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.Definitions; Construction. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.
Section 2.Representations and Warranties. Each Principal Shareholder, as to himself or herself and not jointly, represents and warrants that as of the date hereof, he or she:
    1

(a)owns beneficially and of record the number of shares of Company Class A Voting Common Stock as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto;
(b)has the sole, or joint with such Principal Shareholder’s spouse or any other Principal Shareholder, voting power with respect to such shares of Company Class A Voting Common Stock; and
(c)has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Shareholder, and is enforceable against such Principal Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.Voting Agreement. Each Principal Shareholder hereby agrees that at any meeting of the Company’s shareholders however called, and in any action by written consent of the Company’s shareholders, such Principal Shareholder shall vote, or cause to be voted, all shares of Company Class A Voting Common Stock now or at any time hereafter owned or controlled by him or her at the time of such meeting of the Company’s shareholders or action by written consent:
(a)for the approval and adoption of the Merger Agreement and in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;
(b)against any Acquisition Proposal involving any party other than Acquiror or an Affiliate of Acquiror; and
(c)against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.
Additionally, each Principal Shareholder hereby agrees that such Principal Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 3.
Section 4.Additional Covenants. Except as required by law, each Principal Shareholder agrees that he or she will:
(a)not sell, assign, transfer or otherwise dispose of, and will use commercially reasonable efforts to prevent any of his or her Affiliates prior to the Effective Time from selling, assigning, transferring or otherwise disposing of, any Company Class A Voting Common Stock owned of record or beneficially by such Principal Shareholder, whether such shares of Company Class A Voting Common Stock are owned of record or beneficially by such Principal Shareholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the
    2

transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iv) as Acquiror may otherwise agree in writing;
(b)not vote or execute any action by written consent to rescind or amend in any manner any prior vote or action by written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;
(c)if the Principal Shareholder is a director of the Company, use his or her best efforts to cause any necessary meeting of the Company’s shareholders to be duly called and held, or any necessary consent of shareholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the Contemplated Transactions;
(d)use commercially reasonable efforts to cause any of his or her Affiliates to cooperate with Acquiror in connection with the Merger Agreement and the Contemplated Transactions; and
(e)execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.
Section 5.No Economic Benefit. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Class A Voting Common Stock. All rights, ownership and economic benefits of and relating to the Company Class A Voting Common Stock shall remain and belong to the applicable shareholder and Acquiror shall have no power or authority to direct any shareholder in the voting of any of the Company Class A Voting Common Stock or the performance by any shareholder of its duties or responsibilities as a shareholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Acquiror a proxy to vote the Company Class A Voting Common Stock subject to this Agreement.
Section 6.Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; (b) the date of the Company Shareholder Approval; or (c) the date, if any, on which the Company publicly discloses that the Company Board has made a Company Adverse Recommendation.
Section 7.Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Shareholders.
    3

Section 8.Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its shareholders or Acquiror concerning the acquisition, disposition or control of any Company Class A Voting Common Stock.
Section 9.Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
Section 10.Informed Action. Each Principal Shareholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.
Section 11.Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 12.Counterparts; PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.
Section 13.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Washington applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.
Section 14.Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.
Section 15.Directors’ Duties. The parties hereto acknowledge that each Principal Shareholder is entering into this Agreement solely in his or her capacity as a shareholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this
    4

Agreement is intended or shall be construed to require any Principal Shareholder, in his or her capacity as a director and/or officer of the Company and/or the Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Shareholder makes any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Shareholders hereunder to vote the shares of Company Class A Voting Common Stock owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.
Section 16.WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.
[The Remainder of this Page Is Left Intentionally Blank]
[Signature Page Follows]

    5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

ACQUIROR: HERITAGE FINANCIAL CORPORATION	COMPANY: OLYMPIC BANCORP, INC.
By: Name: Bryan D. McDonald Title: President and Chief Executive Officer	By: Name: Steven L. Politakis Title: Chief Executive Officer

Principal Shareholders	Shares Owned
Name: Cynthia Langer Smith	[●]
Name: Melinda Smith Pigors	[●]
Name: Steven Politakis	[●]
Name: John Hogan	[●]
Name: Robert Wise	[●]
Name: Anthony Panagiotu	[●]
Name: Tina Pappas	[●]
Name: Jeff Dolven	[●]
Name: Anthony George	[●]
Name: Alan Crain	[●]

Exhibit B
Form of Acquiror Voting Agreement
See attached.

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is entered into as of September 25, 2025, among OLYMPIC BANCORP, INC., a Washington corporation (the “Company”), and those directors and/or officers of HERITAGE FINANCIAL CORPORATION, a Washington corporation (“Acquiror”), whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of Acquiror (such shareholders collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder”).
RECITALS
A.    As of the date hereof, each Principal Shareholder is the owner or controls the vote of certain shares of Acquiror’s common stock, with no par value per share (“Acquiror Stock”).
B.    Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger, dated as of September 25, 2025 (the “Merger Agreement”), between Acquiror and the Company.
C.    Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Shareholders enter into this Agreement.
D.    Each Principal Shareholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.
AGREEMENTS
In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.Definitions; Construction. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.
Section 2.Representations and Warranties. Each Principal Shareholder, as to himself or herself and not jointly, represents and warrants that as of the date hereof, he or she:
(a)owns beneficially and of record each of his or her shares of Acquiror Stock;
1

(b)has the sole, or joint with such Principal Shareholder’s spouse or any other Principal Shareholder, voting power with respect to such shares of Acquiror Stock; and
(c)has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Shareholder, and is enforceable against such Principal Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.Voting Agreement. Each Principal Shareholder hereby agrees that at any meeting of Acquiror’s shareholders however called, and in any action by written consent of Acquiror’s shareholders, such Principal Shareholder shall vote, or cause to be voted, all shares of Acquiror Stock now or at any time hereafter owned or controlled by him or her at the time of such meeting of Acquiror’s shareholders or action by written consent:
(a)for the approval of the Acquiror Stock Issuance; and
(b)against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of Acquiror under the Merger Agreement.
Additionally, each Principal Shareholder hereby agrees that such Principal Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 3.
Section 4.Additional Covenants. Except as required by law, each Principal Shareholder agrees that he or she will:
(a)not sell, assign, transfer or otherwise dispose of, and will use commercially reasonable efforts to prevent any of his or her Affiliates prior to the Effective Time from selling, assigning, transferring or otherwise disposing of, any Acquiror Stock owned of record or beneficially by such Principal Shareholder, whether such shares of Acquiror Stock are owned of record or beneficially by such Principal Shareholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; (iv) net settlement of a Principal Shareholders’ stock options, restricted stock units, or other equity awards under Acquiror Stock Plans to pay the exercise price thereof and satisfy any tax withholding obligations; (v) withholding of Acquiror Stock in connection with vesting of any stock options, restricted stock units, or other equity awards under Acquiror Stock Plans to satisfy tax withholding obligations; and (vi) as the Company may otherwise agree in writing;
2

(b)not vote or execute any action by written consent to rescind or amend in any manner any prior vote or action by written consent to approve the Acquiror Stock Issuance, except in compliance with Section 3;
(c)if the Principal Shareholder is a director of Acquiror, use his or her best efforts to cause any necessary meeting of Acquiror’s shareholders to be duly called and held, or any necessary consent of shareholders to be obtained, for the purpose of approving Acquiror Stock Issuance;
(d)use commercially reasonable efforts to cause any of his or her Affiliates to cooperate with the Company in connection with the Merger Agreement and the Contemplated Transactions; and
(e)execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.
Section 5.No Economic Benefit. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any of the Acquiror Stock. All rights, ownership and economic benefits of and relating to the Acquiror Stock shall remain and belong to the applicable shareholder and the Company shall have no power or authority to direct any shareholder in the voting of any of the Acquiror Stock or the performance by any shareholder of its duties or responsibilities as a shareholder of Acquiror, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting the Company a proxy to vote the Acquiror Stock subject to this Agreement.
Section 6.Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; (b) the date of the Acquiror Shareholder Approval; or (c) the date, if any, on which the Company discloses that the Company Board has made a Company Adverse Recommendation.
Section 7.Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Shareholders.
Section 8.Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of Acquiror, its shareholders or the Company concerning the acquisition, disposition or control of any Acquiror Stock.
3

Section 9.Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that the Company by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, Acquiror and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Acquiror.
Section 10.Informed Action. Each Principal Shareholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.
Section 11.Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 12.Counterparts; PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.
Section 13.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.
Section 14.Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder. This Agreement may be assigned only by the Company, and then only to an Affiliate of the Company.
Section 15.Directors’ Duties. The parties hereto acknowledge that each Principal Shareholder is entering into this Agreement solely in his or her capacity as a shareholder of Acquiror and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Shareholder, in his or her capacity as a director and/or officer of Acquiror and/or Acquiror Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Shareholder makes any agreement or understanding herein in his or her capacity as a director and/or officer of Acquiror and/or Acquiror Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Shareholders hereunder to vote the shares of Acquiror Stock owned by him or her
4

in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.
Section 16.WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.
[The Remainder of this Page Is Left Intentionally Blank]
[Signature Page Follows]
5

In Witness Whereof, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

COMPANY: OLYMPIC BANCORP, INC.	ACQUIROR: HERITAGE FINANCIAL CORPORATION
By: Name: Steven L. Politakis Title: Chief Executive Officer	By: Name: Bryan D. McDonald Title: President and Chief Executive Officer

Principal Shareholders
Name: Brian S. Charneski
Name: Trevor D. Dreyer
Name: Kimberly T. Ellwanger
Name: Gail B. Giacobbe
Name: Bryan D. McDonald
Name: Jeffrey S. Lyon
Name: Frederick B. Rivera
Name: Brian L. Vance
Name: Ann Watson
Name: Donald Hinson
Name: Tom Henning
Name: Matt Ray
Name: Amy Curran

Principal Shareholders
Name: Sabrina Robison
Name: Kelli Wilson
Name: Bill Glasby
Name: Tony Chalfant
Name: Nic Bley

Exhibit C
Form of Employment Agreement
See attached.

HERITAGE BANK
EMPLOYMENT AGREEMENT
This Employment Agreement is made and entered into as of September [●], 2025, by and between HERITAGE BANK, a bank chartered under the laws of the State of Washington, with its main office located in Olympia, Washington (the “Company”) and [●] (“Employee”). As used in this Agreement, capitalized terms have the meanings set forth in Section 21.
RECITALS
A.    Employee is currently employed by Kitsap Bank (“Kitsap Bank,” which is a wholly-owned subsidiary of Olympic Bancorp, Inc. (“Olympic”)).
B.    Olympic anticipates entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Heritage Financial Corporation (“Parent”), pursuant to which Olympic will be merged with and into Parent (the “Merger”).
C.    The Company is a wholly-owned subsidiary of Parent.
D.    In connection with, and contingent upon the consummation of, the Merger, the Company desires to employ Employee pursuant to the terms of this Agreement and Employee desires to be employed by the Company pursuant to such terms.
E.    The Parties have made commitments to each other on a variety of important issues concerning Employee’s employment with the Company, including the performance that will be expected of Employee, the compensation Employee will be paid, how long and under what circumstances Employee will remain employed, and the financial details relating to any decision that either the Company or Employee may make to terminate this Agreement and Employee’s employment with the Company.
F.    The Parties desire to sign this Agreement as of the date written in the first paragraph of this Agreement, to be effective as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all Prior Employment Agreements, and to have any such Prior Employment Agreements become null and void as of the Effective Date.
AGREEMENT
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.Employment Period. The Company shall employ Employee during the Employment Period and Employee shall remain in the employ of the Company and provide services to the Company during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on the 18-month anniversary of the Effective Date, provided however, that the Employment Period may be terminated prior to such date in accordance with the terms of Section 4. To the extent Employee remains employed by the Company
    1

following the expiration of the Employment Period, or other termination of this Agreement, Employee shall be considered an at-will employee of the Company.
2.Duties. During the Employment Period, Employee shall devote Employee’s full business time, energy and talent to serving as [●] of the Company, subject to the direction of the [●] of the Company. Employee shall have the duties that are commensurate with Employee’s position(s) and any other duties that may be assigned to Employee by the [●] of the Company (the “[●]”) and Employee shall perform all such duties faithfully and efficiently. Employee shall have such powers as are inherent to the undertakings applicable to Employee’s position and necessary to carry out the duties required of Employee hereunder. Employee shall perform the duties required by this Agreement at the [Company]’s [●] office in [●], [●], unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the CEO or the Board, inhibit, prohibit, interfere with, or conflict with Employee’s duties under this Agreement or conflict in any material way with the business of the Company or an Affiliate; provided, however, that Employee shall not serve on the board of directors of any business (other than the Company or an Affiliate) or hold any other position with any business without receiving the prior written consent of the Board.
3.Compensation and Benefits. During the Employment Period, while Employee is employed by the Company, the Company shall compensate Employee for Employee’s services as follows:
(a)Employee shall be paid a base salary at an annual rate of $[●] (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company then in effect.
(b)For fiscal year 2026, Employee shall be eligible to receive a performance-based annual incentive bonus (the “Incentive Bonus”) for such fiscal year. The Incentive Bonus shall be established and determined in accordance with the Parent’s annual cash incentive plan, as may be in effect for fiscal year 2026, or otherwise as determined by the Parent Board, provided that Employee’s target bonus percentage of Annual Base Salary shall be comparable to other similarly situated employees of the Company, subject at all times to the absolute discretion of the Parent Board. Employee’s eligibility for such Incentive Bonus is conditioned upon Employee’s continued active employment through the applicable payment date of the Incentive Bonus. The Incentive Bonus may be prorated by the Company, based on the number of days Employee is employed by the Company during calendar year 2026.
(c)Employee shall be eligible to participate, subject to the terms thereof, in the Parent’s equity based incentive plan as may be in effect from time to time with respect to employees of the Company, provided that Employee’s target equity compensation plan award percentage of Annual Base Salary shall be comparable to other similarly situated employees of the Company, subject at all times to the absolute discretion of the Parent Board. Employee shall first become eligible for such equity awards in the first quarter of 2027, based on Employee’s 2026 performance. Except for the special equity award grant described in Section 3(f) below, all other equity awards granted to Employee during the Employment Period shall provide for vesting and other terms and conditions as determined in the sole discretion of the Parent Board.
(d)During the Employment Period, Employee and Employee’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all tax-qualified retirement and
    2

similar benefit plans and all medical, dental, disability, group life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to similarly situated employees of the Company; provided, however, that Employee’s eligibility to participate in legacy benefit plans or programs of Olympic or Kitsap Bank following the Effective Date, as applicable, shall be deemed to satisfy the obligations of the Company under this Section 3(c).
(e)Employee shall be entitled to accrue paid vacation in accordance with and subject to the Company’s vacation programs and policies as may be in effect from time to time, provided such vacation shall accrue at a rate of no less than four (4)weeks per year.
(f)Within 60 days following commencement of the Employment Period, Employee shall receive a one-time award of restricted stock units with a grant date fair market value equal to approximately One Hundred Thousand Dollars ($100,000) (the “Award”). The Award will vest ratably over a three-year period. The Award shall be subject to approval by the Parent Board and the terms and conditions of the applicable award agreement and the Company’s equity incentive plan then in effect.
(g)Employee shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated and performing employees of the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Employee in the promotion of the Company’s business, and shall be reimbursed for tolls paid in connection with business travel and during the commute to and from work.
4.Rights upon Termination. This Agreement and Employee’s employment under this Agreement may be terminated for any of the reasons described in this Section 4. Employee’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:
(a)Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Employee shall be entitled to the Minimum Benefits, in addition to any other benefits to which Employee may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Employee pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date; provided, however, that any benefits, incentives or awards payable as described in this Section 4(a) shall be provided in accordance with the terms of the applicable plan, program or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Employee to be treated as employed by the Company or any Affiliate following the Termination Date for purposes of any plan, program, or arrangement.
(b)Termination for Cause, Death, Disability, or Voluntary Resignation. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, Employee’s death or Disability, or a termination by Employee other than for Good Reason, then, other than the Minimum Benefits, Employee shall have no right to benefits under this Agreement (and the Company and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date or the date of this Agreement’s expiration, as applicable. For the avoidance of doubt, the expiration of the Employment Period, or any termination of the Employee’s employment following the expiration of the Employment Period, shall not entitle the Employee to payment of any severance or benefits hereunder.
    3

(c)Termination other than a Termination for Cause or Termination for Good Reason During Employment Period. Subject to Section 6 below, if Employee’s employment is subject to a Termination during the Employment Period, then, in addition to the Minimum Benefits, the Company shall provide Employee the following benefits:
(i)     Commencing on the first regularly-scheduled payroll date that occurs on or following the 60th day following the Termination Date, Employee shall commence receiving the Severance Amount (less any amount described in Section 4(c)(ii)), with such amount to be paid in 18 substantially equal monthly installments (subject to the remaining provisions of this paragraph), with each successive payment being due on the next monthly payroll date following the first installment.
(ii)     To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Employee shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first regularly-scheduled payroll date that occurs on or following the 60th day following the Termination Date (but in no event later than 2½ months following the end of the year in which the Termination Date occurs).
(d)Golden Parachute Payment Adjustment. It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Employee under any other agreement or plan, be deemed to be an “excess parachute payment” (as defined in Code Section 280G(b)). The present value of payments to or for the benefit of Employee in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies shall not exceed an amount equal to $1.00 less than the maximum amount that the Company or any Affiliate may pay without loss of deduction under Code Section 280G(a).
(e)Other Benefits.
(i)     Employee’s rights following a termination of employment with the Company and its Affiliates for any reason with respect to any benefits, incentives, or awards provided to Employee pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.
(ii)     Except as specifically provided herein, the Company and its Affiliates shall have no further obligations to Employee under this Agreement following Employee’s termination of employment for any reason.
(f)Removal from any Boards and Positions. Upon Employee’s termination of employment for any reason under this Agreement, Employee shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Employee has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.
(g)Regulatory Suspension and Termination.
    4

(i)     If Employee is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, or pursuant to Section 30.12.040 of the Revised Code of Washington, all obligations of the Company and its Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings; if the charges in such notice are dismissed, the Company may in its discretion (A) pay Employee all or part of the compensation withheld while its and its Affiliates’ obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its and its Affiliates’ obligations that were suspended, all in accordance with Code Section 409A.
(ii)     If Employee is removed or permanently prohibited from participating in the conduct of the affairs of the Company or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, or pursuant to Section 30.12.040 of the Revised Code of Washington, all obligations of the Company and its Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this Section 4(g) shall not affect any vested rights of the Parties.
(iii)     If the Company is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this Section 4(g) shall not affect any vested rights of the Parties.
(iv)     All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, or when the Company is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4(g) shall not affect any vested rights of the Parties.
(v)     Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.
5.Clawback. Any payment or benefit received under this Agreement shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Affiliate clawback policy, as such policy may be amended from time to time, or any applicable law. In addition, and notwithstanding. In addition, and notwithstanding any provision of this Agreement to the contrary, if any Severance Restrictions require the recapture or “clawback” of any Severance Amount paid to Employee under this Agreement, Employee shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Employee’s receipt of a written notice from the Company indicating that payments received by Employee under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions.
6.Release. Notwithstanding any provision of this Agreement to the contrary, no benefits owed to Employee under Section 4 (other than the Minimum Benefits) or Section 7(c)(vi)(if applicable) shall be provided to Employee unless Employee executes (without subsequent revocation) and delivers to the Company a Release within 45 days (or such shorter period as may be provided for in the Release) following the Termination Date.
7.Restrictive Covenants. Employee acknowledges that Employee has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential
    5

and proprietary information of the Company and its Affiliates (including the Confidential Information), which, if exploited by Employee, would seriously, adversely, and irreparably affect the interests of the Company and its Affiliates and the ability of each to continue its business and therefore hereby agrees to be bound by the restrictions contained in this Section 7 (the “Restrictive Covenants”).
(a)Confidential Information.
(i)     Employee acknowledges that, during the course of Employee’s employment with the Company or any Affiliate, Employee may produce and have access to Confidential Information. Employee shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company and its Affiliates, either during or after Employee’s employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Employee of Employee’s duties hereunder. Unless otherwise prohibited by law, if Employee receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Employee’s activities in connection with the business of the Company or its Affiliates, Employee shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Employee shall abide by the Company’s and its Affiliates’ policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Employee shall not directly or indirectly render services to any person or entity where Employee’s service would involve the use or disclosure of Confidential Information. Employee shall not use any Confidential Information to guide Employee in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Employee did not violate any terms set forth in this Agreement.
(ii)     Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made - (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Employee has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
    6

(iii)     Nothing contained herein shall impede Employee’s ability to report possible federal securities law violations to the Securities and Exchange Commission and other governmental agencies (1) without the Company’s prior approval, and (2) without having to forfeit or forego any resulting whistleblower awards.
(iv)     Nothing contained herein shall impede Employee’s ability to disclose sexual harassment or sexual assault occurring in the workplace, at work related events coordinated by or through the Company or its Affiliates, or between employees, or between employees off of the premises of the Company or an Affiliate.
(b)Documents and Property.
(i)     All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Employee prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Employee of Employee’s duties hereunder, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon Employee’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials. Employee shall disclose to the Company all computer and internet user identifications and passwords used by Employee in the course of Employee’s performance of Employee’s duties hereunder or necessary for accessing information on the Company’s or its Affiliates’ computer systems upon Employee’s termination of employment for any reason.
(ii)     Employee acknowledges that Employee’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment, and information is without authorization and is prohibited. The restrictions contained in this Section 7(b) extend to any personal computers or other electronic devices of Employee that are used for business purposes relating to the Company or its Affiliates (including smart phones, PDAs, digital tablets, or other portable electronic devices). Employee shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon the termination of Employee’s employment with the Company for any reason, Employee’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease.
(c)Non-Competition and Non-Solicitation. The primary service area of the Company’s and its Affiliates’ businesses in which Employee will actively participate extends to the Restricted Area. Therefore, as an essential ingredient of and in consideration of this Agreement and Employee’s employment, or continued employment, with the Company and its Affiliates, Employee shall not, during Employee’s employment with the Company or during the Restricted Period, whether the termination of Employee’s employment occurs during the Employment Period or thereafter, directly or indirectly do any of the following:
(i)     Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in
    7

any manner connected with, serve as a director, officer, or consultant to, lend Employee’s name or any similar name to, lend Employee’s credit to, or render services or advice to, any person, firm, partnership, corporation, or trust that owns, operates, or is in the process of forming a Competitor with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Employee of shares of the capital stock of any institution, which shares are listed on a securities exchange and that do not represent more than 1% of the institution’s outstanding capital stock, shall not violate any terms of this Agreement. For purposes of clarification and not limitation or expansion, it is the intent of the Parties that the foregoing is not intended to limit Employee from performing services outside of the Restricted Area for a person or entity solely because the person or entity has a location within the Restricted Area, unless Employee’s services are directed towards or are in support or furtherance of activities on behalf of such person or entity within the Restricted Area.
(ii)     (A) Induce or attempt to induce an employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) in any way interfere with the relationship between the Company or its Affiliates and any employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates or in any way interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, or other business relationships.
(iii)     Solicit the business of any person or entity known to Employee to be a customer of the Company or its Affiliates, where Employee, or any person reporting to Employee, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.
(iv)     Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.
(v)     Accept employment, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Employee would, because of Employee’s knowledge of the Company’s Confidential Information or trade secrets, inevitably use and/or disclose Company’s Confidential Information or trade secrets in Employee’s work or service for such Competitor. For purposes of clarification and not limitation or expansion, it is the intent of the Parties that the foregoing is not intended to limit Employee from performing services outside of the Restricted Area for a person or entity solely because the person or entity has a location within the Restricted Area, unless Employee’s services are directed towards or are in support or furtherance of activities on behalf of such person or entity within the Restricted Area.
(vi)     Notwithstanding the foregoing, if the Termination Date occurs following the expiration of the Employment Period and if Employee’s employment is terminated other than as a result of a Termination for Cause, the restrictions set forth in Section 7(c)(i) and Section 7(c)(v) shall not apply during the Restricted Period.
    8

(d)Works Made for Hire Provisions. The Parties acknowledge that all work performed by Employee for the Company or its Affiliates shall be deemed a work made for hire. The Company shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Inventions, and the Company shall retain the exclusive right to license, sell, transfer, and otherwise use and dispose of the same. All enhancements of the technology of the Company or its Affiliates that are developed by Employee shall be the exclusive property of the Company. Employee hereby assigns to the Company any right, title, and interest in and to all Inventions that Employee may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates. Employee shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of Employee’s employment with the Company) in order to vest more fully in the Company or its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright, or trademark protection therefore in the United States and/or foreign countries). To the extent required by applicable state statute, this Section 7(d) shall not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Employee’s own time, unless the Invention (i) relates to the business of the Company or an Affiliate or to the Company’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Employee for the Company or an Affiliate.
(e)Remedies for Breach of Restrictive Covenants. Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges that the covenants contained in this Section 7 are reasonable with respect to their duration, geographical area, and scope. Employee further acknowledges that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the legitimate business interests of the Company and its Affiliates, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and its Affiliates and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of the restrictions contained in this Section 7, the Company and the Affiliates, in addition to and not in limitation of, any other rights, remedies, or damages available under this Agreement or otherwise at law or in equity, (i) shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee, as the case may be, without any requirement that the Company or an Affiliate post bond and (ii) shall be temporarily relieved of any obligation to pay or provide any amounts or benefits pursuant to this Agreement during such dispute until the final adjudication is made, and if Employee is found to have violated the restrictions contained in this Section 7, the Company will be permanently relieved of any obligation to pay or provide any amounts or benefits pursuant to this Agreement. If Employee violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Employee.
(f)Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 7, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.
    9

8.No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and, except as provided herein, such amounts shall not be reduced whether or not Employee obtains other employment.
9.Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, Heritage Financial Corporation, Attention: Chief Human Resources Officer; 201 Fifth Avenue S.W.; Olympia, Washington 98501; and if to Employee, to Employee’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
10.Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Washington applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
11.Mandatory Arbitration. Except as provided in Section 7(e), if any dispute or controversy arises under or in connection with this Agreement, and such dispute or controversy cannot be settled through negotiation, the Parties shall first try in good faith to settle the dispute or controversy by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. If such mediation is not successful, the dispute or controversy shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company may resort to the Superior Court of Thurston County, Washington for injunctive relief and such other relief as may be available in the event that Employee engages in conduct, after termination of this Agreement, that amounts to a violation of the Washington Trade Secrets Act, amounts to unlawful interference with the business expectations of the Company or its Affiliates, or violates the Restrictive Covenants contained herein. The FDIC may appear at any arbitration hearing but any decision made thereunder shall not be binding on the FDIC.
12.Entire Agreement; Modification. This Agreement (a) constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral; and (b) supersedes all prior negotiations, undertakings, agreements, and arrangements between Employee and Parent and/or Heritage Bank (and any of their respective affiliates) with respect to the subject matter hereof, whether written or oral (including any Prior Employment Agreement). If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant
    10

shall be enforced to the maximum extent permitted by law, and the Parties hereby agree that such scope may be judicially modified accordingly.
13.Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
14.No Assignment. Employee’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any such attempted assignment or transfer contrary to this Section 14, the Company and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Company may assign this Agreement or any portion thereof without Employee’s prior written consent.
15.Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.
16.Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
17.Amendment. Except as set forth in Section 18, this Agreement may not be amended or modified except by written agreement signed by the Parties.
18.Code Section 409A.
(a)To the extent any provision of this Agreement or action by the Company would subject Employee to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with, or be exempt from, Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits (which constitute deferred compensation subject to Code Section 409A) shall be payable hereunder on account of Employee’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, each payment under this Agreement and each installment payment made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company (without Employee’s consent) to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 18 shall not be construed as a guarantee of any particular tax effect for Employee’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A.
    11

(b)Notwithstanding any provision of this Agreement to the contrary, if Employee is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Employee’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Employee in accordance with the payment schedule established herein.
19.Scope of Company and Affiliate Obligations. Although the Company and its Affiliates may have jointly obligated themselves to Employee under certain provisions of this Agreement, in no event shall Employee be entitled to more than what is explicitly provided for hereunder, such that no duplicative payments shall be provided under this Agreement.
20.Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, but including”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.
21.Definitions. As used in this Agreement, the terms defined in this Section 21 have the meanings set forth below.
(a)“1934 Act” means the Securities Exchange Act of 1934.
(b)“Affiliate” means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of 51% or more of the Voting Securities or other voting or equity interests of any Business Entity, or (ii) the
    12

possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity.
(c)“Agreement” means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.
(d)“Annual Base Salary” has the meaning set forth in Section 3(a).
(e)“Board” means the Board of Directors of the Company.
(f)“Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.
(g)“CEO” has the meaning set forth in Section 2.
(h)“Change in Control” means the first to occur of the following:
(i)     The acquisition in one or more transactions by any “person” (for purposes of this definition, as such term is used for purposes of Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (for purposes of this definition, within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of Parent’s then outstanding Voting Securities; provided, however, that for purposes of this definition, the Voting Securities acquired directly from Parent by any person shall be excluded from the determination of such person’s beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or
(ii)     During any 12-month period, the individuals who are members of the Incumbent Board cease for any reason to constitute more than 50% of Parent Board; provided, however, that if the election, or nomination for election by Parent’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than Parent Board; or
(iii)     The consummation of a merger or consolidation involving Parent if Parent’s shareholders immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or
(iv)     The consummation of a complete liquidation or dissolution of Parent or an agreement for the sale or other disposition of all or substantially all of the assets of Parent; or
(v)     Acceptance by Parent’s shareholders of shares in a share exchange if Parent’s shareholders immediately before such share exchange do not own, directly or indirectly immediately following such share exchange, more than 50% of the combined voting power of the
    13

outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 50% or more of the then outstanding Voting Securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by Parent or any of its Affiliates, or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by Parent’s shareholders in the same proportion as their ownership of stock in Parent immediately prior to such acquisition.
Further, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquires beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Parent that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Parent, and after such share acquisition by Parent, the Subject Person becomes the beneficial owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall be deemed to have occurred.
Further notwithstanding the foregoing, in the event that any amount or benefit under this Agreement constitutes deferred compensation subject to Code Section 409A and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.
(i)“Code” means the Internal Revenue Code of 1986.
(j)“Company” has the meaning set forth in the first paragraph of this Agreement.
(k)“Competitor” means a bank, savings bank, savings and loan association, credit union, or similar financial institution.
(l)“Confidential Information” means confidential or proprietary, non-public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.
(m)“Disability” means that (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.
    14

(n)“Effective Date” means the “Effective Time” of the Merger, as such term is defined in the Merger Agreement.
(o)“Employee” has the meaning set forth in the first paragraph of this Agreement.
(p)“Employment Period” has the meaning set forth in Section 1.
(q)“FDIA” means the Federal Deposit Insurance Act.
(r)“FDIC” means the Federal Deposit Insurance Corporation.
(s)“Good Reason” means the occurrence of any one of the following events, unless Employee agrees in writing that such event shall not constitute Good Reason:
(i)     A material and adverse change in the nature, scope, or status of Employee’s position, authorities, or duties from those in effect in accordance with Section 2 immediately following the Effective Date;
(ii)     A material reduction in Employee’s Annual Base Salary or target Incentive Bonus opportunity, or a material reduction in Employee’s aggregate benefits or other compensation plans in effect immediately following the Effective Date;
(iii)     Unless otherwise contemplated herein, a relocation of Employee’s primary place of employment of more than 25 miles from Employee’s primary place of employment immediately following the Effective Date;
(iv)     The failure by an acquirer to assume this Agreement at the time of Change in Control; or
(v)     A material breach by the Company of this Agreement.
Notwithstanding any provision of this Good Reason definition to the contrary, (A) prior to Employee’s Termination for Good Reason, Employee must give the Company written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason.
(t)“Incentive Bonus” has the meaning set forth in Section 3(a).
(u)“Incumbent Board” means the members of the Parent Board as of the Effective Date.
(v)“Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas, and software conceived, compiled, or developed by Employee in the course of Employee’s employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential
    15

Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by Employee and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Employee prior to Employee’s exposure to any Confidential Information.
(w)“Kitsap Bank” has the meaning set forth in the recitals.
(x)“Merger” has the meaning set forth in the recitals.
(y)“Merger Agreement” has the meaning set forth in the recitals.
(z)“Minimum Benefits” means, as applicable, the following:
(i)Employee’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;
(ii)Employee’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Employee shall not be entitled to any Incentive Bonus in the event of a Termination for Cause;
(iii)Employee’s accrued but unpaid vacation pay for the period ending on the Termination Date;
(iv)Employee’s unreimbursed business expenses and all other items earned and owed to Employee by the Company through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company’s expense reimbursement policy and within 15 days following the Termination Date; and
(v)The benefits, incentives, and awards described in Section 4(e).
(aa)“Olympic” has the meaning set forth in the recitals.
(ab)“Parent” has the meaning set forth in the recitals.
(ac)“Parent Board” means the Board of Directors of Parent.
(ad)“Parties” means the Company and Employee.
(ae)“Prior Employment Agreements” means all employment, change in control or similar agreements in effect prior to the Effective Date, whether or not in writing, between the Parties or between Employee and Olympic and/or Kitsap Bank.
(af)“Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.
(ag)“Restricted Area” means the area that encompasses the Washington counties of Callam, Jefferson, Grays Harbor, Mason, Pierce, and King, and any county in which Olympic or Kitsap Bank maintained locations immediately prior to the Effective Date.
    16

(ah)“Restricted Period” means the 18-month period following the date of Employee’s termination of employment for any reason, provided however that if the Termination Date occurs after the end of the Employment Period, the Restricted Period shall mean the 12-month period following the date of Employee’s termination of employment for any reason.
(ai)“Restrictive Covenant” has the meaning set forth in Section 7.
(aj)“Severance Amount” means an amount equal to 150% of Employee’s Annual Base Salary as of the Termination Date.
(ak)“Severance Restrictions” means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Company or any Affiliate to seek or demand repayment or return of any payments made to Employee for any reason, including the Company, an Affiliate or their successors later obtaining information indicating that Employee has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).
(al)“Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Employee is determined to be a key employee, Employee shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether Employee is a key employee, “compensation” means Employee’s W-2 compensation as reported by the Company for a particular calendar year.
(am)“Substantial Business Efforts” means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Company or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.
(an)“Termination” means a termination of Employee’s employment with the Company and all Affiliates during the Employment Period either:
(i)     By the Company, other than (A) a Termination for Cause or (B) a termination as a result of Employee’s death or Disability; or
(ii)     By Employee for Good Reason.
(ao)“Termination Date” means the date of termination (whether or not such termination constitutes a “Termination”) of Employee’s employment with the Company and all Affiliates.
(ap)“Termination for Cause” means a termination of Employee’s employment by the Company as a result of any of the following (in each case as determined by the CEO):
    17

(i)     Employee’s willful and continuing failure to perform Employee’s obligations hereunder, which failure is not remedied within five business days after receipt of written notice of such failure from the Company;
(ii)     Employee’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;
(iii)     Employee’s breach of fiduciary responsibility;
(iv)     An act of dishonesty by Employee that is materially injurious to the Company or an Affiliate;
(v)     Employee’s engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or an Affiliate;
(vi)     Employee’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;
(vii)     A material breach by Employee of this Agreement;
(viii)     An act or omission by Employee that leads to a material harm (financial or reputational) to the Company or an Affiliate in the community; or
(ix)     A material breach of Company policies as may be in effect from time to time.
Further, a Termination for Cause shall be deemed to have occurred if, after the termination of Employee’s employment with the Company and any Affiliate, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.
Further, with respect to clauses (i), (vii), (viii), and (ix) of this definition, Employee shall be entitled to at least 30 days’ prior written notice of the Company’s intention to terminate Employee’s employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Employee shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause.
Further, all rights Employee has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation by the Board or its designee (provided that any such suspension shall not exceed 60 days, except as set forth in clause (B)), or (B) any negotiations between the Board or its designee and Employee regarding any actual or alleged act or omission by Employee of the type that would warrant a Termination for Cause (provided that any passage of time during such negotiations shall not be counted for purposes of the 60-day limit set forth in clause (A)), and any such suspension shall not give rise to a claim of Good Reason by Employee.
(aq)“Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
    18

22.Survival. The provisions of Section 7 shall survive the termination of this Agreement.

    19

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Employee acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.
    HERITAGE BANK
    By:
    Print Name:
    Title:
    EMPLOYEE

    [●]

    20

EXHIBIT A
Release and Waiver Agreement
This Release and Waiver Agreement (“Agreement”) is made and entered into by and between Heritage Bank (the “Company”) and [______________] (“Employee”).
Whereas, Heritage Financial Corporation (“Heritage”) and Olympic Bancorp, Inc. (“Olympic”) merged effective [__________], 202[6] pursuant to that certain Agreement and Plan of Merger between Heritage and Olympic dated [_________], 202[6] (the “Merger”);
Whereas, Employee and the Company are parties to that certain employment agreement, made and entered into as of [__________], 20[5], effective as of the Merger (the “Employment Agreement”); and
Whereas, Employee’s execution and non-revocation of this Agreement is a condition of the Company’s obligation to pay any severance benefits pursuant to the Employment Agreement.
Now, therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Employee and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:
1.Termination of Employment. Employee’s employment with the Company shall terminate effective as of the close of business on [_______________] (the “Termination Date”).
2.Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Employee under this Agreement as follows (collectively, the “Severance Payments”):
(a)Severance Amount. Subject to the terms of this Agreement, including its execution and non-revocation, the Company shall pay to Employee the Severance Amount of [_______________], subject to and in accordance with the terms and conditions of the Employment Agreement.
(b)Accrued Salary and Vacation. Employee shall be entitled to a lump sum payment in an amount equal to Employee’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)Employee Acknowledgement. Employee acknowledges that, subject to fulfillment of all obligations provided for herein, Employee has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Employee with respect to wages, bonuses, severance, other compensation, or benefits. Employee further acknowledges that the Severance Payments (other than (b) above) are consideration for Employee’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Employee is entitled from the Company under the terms of Employee’s employment or under any other contract or law that Employee would be entitled to absent execution of this Agreement.
    21

(d)Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.
3.Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Employee’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Employee’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
4.Release of Claims and Waiver of Rights. Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors (specifically including Olympic and its affiliates), successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company and its predecessors, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Employee now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Employee’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:
(a)Arising from or relating to Employee’s employment or other association with the Company, Olympic, or their respective affiliates,
(b)Relating to wages, bonuses, other compensation, or benefits,
(c)Relating to any Prior Agreement (as defined in the Employment Agreement),
(d)Relating to any employment law, including: (i) The United States, and State of Washington Constitutions, (ii) The Civil Rights Act of 1964, (iii) The Civil Rights Act of 1991, (iv) The Equal Pay Act, (v) The Employee Retirement Income Security Act of 1974, (vi) The Age Discrimination in Employment Act (the “ADEA”), (vii) The Americans with Disabilities Act, (viii) Executive Order 11246, and (ix) Any other federal, state, or local statute, ordinance, or regulation relating to employment,
(e)Relating to any right of payment for disability,
(f)Relating to any statutory or contractual right of payment, and
(g)For relief on the basis of any alleged tort or breach of contract under the common law of the State of Washington, or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Employee acknowledges that Employee is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Washington.
    22

5.Exclusions from General Release.
(a)Excluded from the Release are any claims or rights that cannot be waived by law (including claims for unemployment compensation pursuant to Title 50 of the Revised Code of Washington, or for workers compensation pursuant to Title 51 of the Revised Code of Washington), as well as Employee’s right to file a charge with an administrative agency or participate in any agency investigation. Employee is, however, waiving the right to recover any money in connection with a charge or investigation. Employee is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
(b)Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.
6.Covenant Not to Sue.
(a)A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Employee shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Employee may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Employee’s suit. In addition, if Employee sues any of the Releasees in violation of this Agreement, the Company can require Employee to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.
(b)If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.
7.Representations by Employee. Employee warrants that Employee is legally competent to execute this Agreement and that Employee has not relied on any statements or explanations made by the Company or its attorneys. Employee acknowledges that Employee has been, and hereby is, advised in writing to consult with legal counsel regarding the terms of this Agreement, including the Release, before executing this Agreement. Employee acknowledges that Employee has been offered at least [21 / 45] days to consider this Agreement. After being so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Agreement. Employee acknowledges that Employee may revoke this Agreement within 7 days after Employee has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until 7 days after Employee has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Employee’s signature on the signature page hereto. Any revocation must be in writing and directed to [Heritage Financial Corporation – Chief Human Resources
    23

Officer]. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.
8.Restrictive Covenants. Section 7 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.
9.Non-Disparagement. Employee shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage the Company’s business reputation or goodwill.
10.Company Property.
(a)Employee shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.
(b)Employee shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Employee acknowledges that any such conduct by Employee would be illegal and would subject Employee to legal action by the Company, including claims for damages and/or appropriate injunctive relief. For purposes of clarification, all such systems of information contained therein of any predecessor of the Company shall be the Company’s systems and information.
11.Intellectual Property. At all times from and after the date of the date of this Agreement, Employee agrees to not, directly or indirectly, use, register, or assist others to use or register, any designation (including, without limitation, any service mark, trademark, trade name or other indicia of source) that is the same as or confusingly similar to the Company or any of its affiliates, or to Olympic Bancorp, Inc. or Kitsap Bank, in connection with any banking, wealth management, lending, trust or other financial services or products. Employee further acknowledges and agrees that Employee’s obligations under this paragraph are necessary to protect consumers from confusion as to source, affiliation, association or sponsorship, and that such obligations are reasonable and will not preclude or materially impede Employee from gainful employment.
12.Confidentiality of Agreement. Employee shall keep the existence and the terms of this Agreement confidential, except for Employee’s immediate family members and Employee’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
13.Non-Waiver. The Company’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.
    24

14.Applicable Law; Mandatory Arbitration and Equitable Relief. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by Sections 10 and 11 of the Employment Agreement as if restated herein in their entirety.
15.Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
16.Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to any Prior Agreement or Employee’s employment with the Company, Olympic, or their affiliates. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to impair the rights and obligations of the Parties under the restrictive covenant provisions of the Employment Agreement.
17.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
18.Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.
19.Enforcement and Severability. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Employee hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Employee stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Employee’s breach and that the Company would not have entered into this Agreement without Employee binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Employee’s breach of this Agreement, the Company shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee. Employee stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.
20.Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any of its affiliates, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Employee shall make Employee reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and
    25

statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

HERITAGE BANK	EMPLOYEE
By: [Name] [Title] Date:	[Name] Date:

    26

Exhibit D
Form of Resignation and Confidentiality Agreement
See attached.

RESIGNATION AND CONFIDENTIALITY AGREEMENT
THIS RESIGNATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of [●], 2025 (but shall be effective at the Effective Time (as hereinafter defined)) by and between Olympic Bancorp, Inc., a Washington corporation (the “Company”), and [Name] (the “Fiduciary”).
WHEREAS, the Fiduciary is a member of the board of directors of the Company and/or the Company’s wholly-owned subsidiary, Kitsap Bank, a Washington state-chartered nonmember bank (the “Bank” and, together with the Company, the “Company Entities”);
WHEREAS, the Company is simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Heritage Financial Corporation, a Washington corporation (“Heritage”), providing for, among other things, the merger of the Company with and into Heritage (the “Merger”) and the merger of the Bank with and into Heritage Bank, a Washington state-chartered nonmember bank and wholly-owned subsidiary of Heritage (the “Bank Merger”);
WHEREAS, the Fiduciary is entering into this Agreement to induce Heritage to simultaneously enter into the Merger Agreement and to consummate the Merger and Bank Merger; and
WHEREAS, the Fiduciary will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Fiduciary holding Class A Voting Common Stock of the Company, Class B Non-Voting Common Stock, and/or certain phantom interests in the Bank and/or the Company.
NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Fiduciary hereby agree as follows:
1.In consideration of Fiduciary’s promises under this Agreement, the Company shall pay or cause to be paid to Fiduciary One Hundred Dollars ($100) in one (1) single lump sum on Kitsap Bank’s next regularly scheduled payroll date following the Effective Time.
2.The Fiduciary does hereby resign, to the extent applicable, as a member of the board of directors of the Company at the effective time of the consummation of the Merger (the “Effective Time”) and, to the extent replicable, as a member of the board of directors of the Bank at the time of the consummation of the Bank Merger.
3.(a)    The Company and the Fiduciary acknowledge and agree that: (i) various business connections, clientele and customers of the Company Entities have been established by the Company Entities and will be maintained at a great expense to Heritage; (ii) by virtue of the Fiduciary’s service as a member of the boards of directors of the Company Entities, the Fiduciary has become familiar with the identity and the business needs of the customers and clientele of the Company Entities; and (iii) Heritage will sustain great loss and damage if the
1

Fiduciary violates the covenants and agreements hereinafter set forth, for which loss and damage Heritage does not have an adequate remedy at law.
         (b)    Based on the foregoing, the Fiduciary hereby expressly covenants and agrees, which covenants and agreements are the essence of this Agreement, that for a period of twelve (12) months from the Effective Time (the “Restricted Period”), the Fiduciary shall not, unless acting with the prior written consent of Heritage, whether for the Fiduciary’s own benefit or for the benefit of any other person, firm, corporation or other business organization: (i) refer any current customers, including but not limited to loan, deposit and asset management customers, of the Company Entities to any financial institution other than the financial institution subsidiaries of Heritage; (ii) solicit the business or patronage of any current customer of any of the Company Entities for the purpose of providing financial services by a financial institution other than Heritage or any of its financial institution subsidiaries; (iii) induce any current customer to terminate or reduce any aspect of its relationship with Heritage or any of its financial institution subsidiaries in any material respect; or (iv) directly or indirectly solicit or offer employment to any current officer or employee of the Company Entities, Heritage or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any current officer or employee of, or vendor or service provider doing business with, the Company Entities, Heritage or any of its subsidiaries to terminate his, her or its employment or independent contractor relationship with the Company Entities, Heritage or any of its subsidiaries. For purposes of this section “financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof).
             (c)         The restrictions in paragraph 3(b)(iv) above with respect to officers or employees of the Company Entities, Heritage and its subsidiaries shall not apply to: (i) general solicitations of employment through employment advertisements that are placed in publications of general circulation or in trade journals or posted on the internet; (ii) contacts initiated by an officer or employee of the Company Entities, Heritage or its subsidiaries without direct contact or communication with the Fiduciary; or (iii) the employment by an employer of the Fiduciary of an officer or employee of the Company Entities, Heritage or its subsidiaries following the activities set forth in clauses (i)-(ii) of this subparagraph (c).
            (d)           The Fiduciary acknowledges and agrees that during the Restricted Period, he or she will not make any public remarks or statements, whether orally or in writing, about Heritage or any of its subsidiaries, any of their respective products or services, or any of their respective current or former directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Fiduciary from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.
4.The Fiduciary hereby further covenants and agrees that at all times after the Effective Time, he or she shall not use for his or her personal benefit, or disclose, communicate
2

or divulge to, or use for the direct or indirect benefit of any person or entity other than Heritage and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other confidential and proprietary knowledge or processes of or developed by the Company Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of the Company Entities (including that which gives the Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Fiduciary or learned or acquired by the Fiduciary while an employee or director of the Company Entities; provided, however, that the foregoing restrictions shall not apply to: (i) any such information which is or comes into the public domain other than through a breach of this paragraph 4 by the Fiduciary; (ii) any disclosure ordered by a court of competent jurisdiction or as otherwise required by law; (iii) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Fiduciary under the Merger Agreement and the related documents; or (iv) any confidential disclosure to legal and tax advisors of the Fiduciary for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Fiduciary and his or her family.
5.If the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable. Similarly, if any other portion of paragraph 3 or 4 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.
6.The Fiduciary acknowledges that the restraints imposed under paragraphs 3 and 4 of this Agreement are fair and reasonable under the circumstances and that if the Fiduciary should commit a breach of any of the provisions of paragraph 3 or 4 of this Agreement Heritage’s remedies at law would be inadequate to compensate it for its damages. The parties agree that in the event of any breach by the Fiduciary of any of the provisions of paragraph 3 or 4 of this Agreement, Heritage shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity. In the event of any legal action between the Fiduciary and Heritage under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party. Moreover, if the Fiduciary has violated any of the provisions of paragraph 3, Heritage’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Fiduciary will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Fiduciary was in violation of said provisions of paragraph 3. If Heritage is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.
7.This Agreement shall be governed by the laws of the State of Washington.
3

8.This Agreement represents the entire agreement between the Company and the Fiduciary concerning its subject matter and may not be modified except by a written agreement signed by the parties.
9.This Agreement may be executed in counterparts, each of which shall be deemed an original.
10.This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.
11.This Agreement shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors in interest.

[The Remainder of this Page Is Left Intentionally Blank]
[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

OLYMPIC BANCORP, INC.
By: Name: Title:

FIDUCIARY
Name:

[Signature Page to Resignation and Confidentiality Agreement]

Exhibit E
Form of Employment Continuity Agreement
See attached.

1

HERITAGE FINANCIAL CORPORATION
EMPLOYMENT CONTINUITY AGREEMENT
This Employment Continuity Agreement (this “Agreement”) is made and entered into as of [●], 2025, by and between Heritage Financial Corporation (“Heritage”) and [Name] (“Executive,” and together with Heritage, the “Parties”).
RECITALS
A.    Executive is currently employed as an executive officer of Olympic Bancorp, Inc., a Washington corporation (the “Company”), and/or the Company’s wholly-owned subsidiary, Kitsap Bank, a Washington state-chartered nonmember bank (the “Bank”).
B.    Executive is currently subject to that certain Change in Control Agreement by and among the Company, the Bank and Executive dated April 22, 2025 (the “CIC Agreement”).
C.    The Company is simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Heritage, providing for, among other things, the merger of the Company with and into Heritage (the “Merger”) and the merger of the Bank with and into Heritage Bank, a Washington state-chartered nonmember bank wholly-owned subsidiary of Heritage (the “Bank Merger”).
D.    Executive is entering into this Agreement to induce Heritage to simultaneously enter into the Merger Agreement and to consummate the Merger and the Bank Merger.
AGREEMENTS
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.Effective Date; Contingency. This Agreement shall become effective as of the date on which the consummation of the Merger occurs pursuant to the Merger Agreement (the “Effective Date”). This Agreement shall be contingent on the consummation of the Merger as contemplated by the Merger Agreement. If the Merger is not consummated for any reason, this Agreement will be null and void as of the date of the public announcement of the cancellation of the intent to consummate the Merger.
2.Continuity of Employment. Upon the consummation of the Merger, Heritage shall assume and continue the CIC Agreement. Executive agrees that Executive will remain in the continuous employment of Heritage for the ninety (90) day period immediately following the Effective Date (such period of employment, the “Continuity Period”). The Parties acknowledge and agree that Executive’s employment with Heritage shall automatically terminate as of the close of business on the last day of the Continuity Period; provided, however, each of Heritage and Executive reserves the right to terminate Executive’s employment with Heritage prior to such date for any reason (such termination date, the “Termination Date”). During the Continuity Period, Executive agrees that Executive will devote his full time and best efforts to the business affairs of Heritage and shall report directly to and provide services as may be requested or directed by Heritage’s [Title].
1

3.Compensation During the Continuity Period. During the Continuity Period, Executive shall continue to be compensated at the same rate of annual base salary as in effect as of the Effective Date. In addition, as a full-time employee of Heritage, Executive will continue to be eligible to participate in any Heritage employee benefit plans in accordance with the applicable terms and conditions of each as may be in effect from time to time.
4.Payment Following Termination Date.
(1)Following the Termination Date, Executive shall receive the Severance Amount (as defined in the CIC Agreement) and shall be entitled to the medical and dental benefits described in Section 4 of the CIC Agreement, in each case, in accordance with the terms and conditions of the CIC Agreement. Pursuant to Section 5 of the CIC Agreement, as a condition to receipt of the Severance Amount, Executive must execute and deliver to Heritage within forty-five (45) days following the Termination Date a general release and waiver in the form attached hereto as Exhibit A (the “Release and Waiver Agreement”), and any applicable revocation period with respect to such Release and Waiver Agreement must expire without Executive revoking such Release and Waiver Agreement on or prior to the sixtieth (60th) day following the Termination Date. Notwithstanding the foregoing, if Executive dies or suffers a “disability” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder), on or following the Effective Date but prior to the Termination Date, Executive shall be entitled to receive the Severance Amount, to be paid as if the date of such death or Disability was the Termination Date, provided that Executive, Executive’s estate, or Executive’s legal representative, as the case may be, complies with the requirement to execute and not revoke the Release and Waiver Agreement as described herein.
(2)The parties acknowledge that upon the consummation of the Merger, Executive would have the right to terminate Executive’s employment with Heritage for Good Reason (as defined in the CIC Agreement) pursuant to the CIC Agreement resulting from the transactions contemplated by the Merger Agreement. Notwithstanding such right, but subject to this Section 4(b), Executive hereby waives any right Executive may have to terminate Executive’s employment with Company, Bank or Heritage for Good Reason (as defined in the CIC Agreement) resulting from the transactions contemplated by the Merger Agreement provided that, notwithstanding anything in the CIC Agreement or herein to the contrary, Executive shall receive the Severance Amount and benefits described in Section 4(a), with the receipt of such payment and benefits conditioned only upon Executive’s execution and non-revocation of the Release and Waiver Agreement pursuant to Section 4(a) and Executive’s compliance with the Restrictive Covenants (defined below) regardless of the reason of termination of Executive employment with Heritage, including but not limited to any termination of Executive’s employment by Heritage or Executive prior to the expiration of the ninety (90) day period immediately following the Effective Date.
5.Restrictive Covenants. Executive hereby reaffirms his obligation to comply with the restrictive covenants set forth in Sections 7 through 10 of the CIC Agreement (the “Restrictive Covenants”).
6.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Washington, without regard to the conflict of law provisions of any jurisdiction.
7.Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
2

8.Entire Agreement. This Agreement sets forth the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, relating to the subject matter hereof.
9.Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile, electronic mail (in .pdf format) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.
[Signature Page Follows]

3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.
HERITAGE FINANCIAL CORPORATION        EXECUTIVE
By:
Name:    [Name]
Title: [Title]

[Signature Page to Employment Agreement Termination Agreement]

Exhibit A
Release and Waiver Agreement
[Signature Page to Employment Agreement Termination Agreement]

Exhibit F
Form of Bank Merger Agreement
See attached.

AGREEMENT AND PLAN OF MERGER OF
KITSAP BANK
WITH AND INTO
HERITAGE BANK
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 25, 2025, between Heritage Bank (“Acquiror Bank”), a Washington-chartered nonmember bank having its main office at 201 5th Avenue Southwest, Olympia, Washington 98501, and Kitsap Bank (the “Bank”), a Washington-chartered nonmember bank having its main office at 619 Bay Street, Port Orchard, Washington 98366.
W I T N E S E T H:
WHEREAS, Acquiror Bank is a Washington-chartered nonmember bank, the main and branch offices of which are attached hereto as Exhibit A and made a part hereof, and the authorized capital stock which consists of 10,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share, and all the issued and outstanding shares of which are owned as of the date hereof directly by Heritage Financial Corporation, a Washington corporation (“Acquiror”);
WHEREAS, as of June 30, 2025, Acquiror Bank had capital stock outstanding of approximately $1.8 million, divided into 1,809,606 shares of issued and outstanding common stock, $1.00 par value per share, and no shares of issued and outstanding preferred stock, $1.00 par value per share, surplus of $686.3 million, undivided profits of approximately $252.8 million and accumulated other comprehensive loss of approximately $37.2 million;
WHEREAS, the Bank is a Washington-chartered nonmember bank, the main and branch offices of which are attached hereto as Exhibit B and made a part hereof, and authorized capital stock which consists of 302,400 shares of common stock, $10.00 par value per share, and all the issued and outstanding shares of which are owned as of the date hereof by Olympic Bancorp, Inc., a Washington corporation (the “Company”);
WHEREAS, as of June 30, 2025, the Bank had capital stock outstanding of approximately $10.7 million, divided into 283,280 shares of issued and outstanding common stock, $10.00 par value per share, surplus of $39.7 million, undivided profits of approximately $162.2 million and accumulated other comprehensive loss of approximately $54.5 million;
WHEREAS, Acquiror and the Company have entered into an Agreement and Plan of Merger, dated as of an even date herewith (the “Merger Agreement”), pursuant to which the Company will merge with and into Acquiror, with Acquiror as the surviving entity (the “Merger”);
WHEREAS, the Merger Agreement contemplates that, immediately following the Merger, the Bank will merge with and into Acquiror Bank (the “Bank Merger”), with Acquiror Bank as the surviving entity; and
1

WHEREAS, prior to the Merger, the respective Boards of Directors of Acquiror Bank and the Bank determined the transactions contemplated by this Agreement, including the Bank Merger, are advisable and in the best interests of the respective banks, and the Boards of Directors of Acquiror Bank and the Bank have authorized and approved the execution and delivery of this Agreement by their respective officers.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE 1
BANK MERGER
Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately follow the Merger or such later time as agreed to by the parties to this Agreement, the Bank shall be merged with and into Acquiror Bank pursuant to the provisions of, and with the effect provided in, RCWA 30A.49.060 (said transaction being hereinafter referred to as the “Bank Merger”). On the Effective Date, (i) the separate existence of the Bank shall cease, and Acquiror Bank, as the surviving entity (Acquiror Bank being hereinafter sometimes referred to as the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger, (ii) all of the property, rights, privileges, powers and franchises of the Bank and Acquiror Bank shall be vested in the Surviving Bank, and (iii) the Surviving Bank shall be liable for all the liabilities of the Bank and Acquiror Bank existing at the Effective Date. The business of the Surviving Bank shall be that of a Washington state-chartered nonmember bank and shall be conducted at its main office and its legally established branches.
ARTICLE 2
CHARTER AND BY-LAWS
The Articles of Incorporation and By-Laws of Acquiror Bank in effect immediately prior to the Effective Date shall be the Articles of Incorporation and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.
ARTICLE 3
BOARD OF DIRECTORS
On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Acquiror Bank immediately prior to the Effective Date, attached hereto as Exhibit C and made a part hereof. On the Effective Date, the executive officers of the Surviving Bank shall consist of those persons serving as executive officers of Acquiror Bank immediately prior to the Effective Date, attached hereto as Exhibit D and made a part hereof.
2

ARTICLE 4
CAPITAL
The shares of capital stock of Acquiror Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.
The shares of capital stock of the Bank held by Acquiror immediately after the Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
Upon completion of the Bank Merger, the Surviving Bank will have capital stock outstanding of approximately $1.8 million, divided into 10,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share, surplus of approximately $[●], undivided profits of approximately $[●] and accumulated other comprehensive income of approximately $[●].
ARTICLE 5
EFFECTIVE DATE OF THE BANK MERGER
The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Director of the Washington Department of Financial Institutions (the “Director”) with respect thereto, such date and time to immediately follow the Merger or such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the “Effective Date”). Notwithstanding the foregoing, the consummation and effectiveness of the Merger shall be a condition precedent to the effectiveness of the Bank Merger.
ARTICLE 6
OFFICES
The main office of the Surviving Bank shall be 201 5th Avenue Southwest, Olympia, Washington 98501. The main and branch offices of Acquiror Bank existing immediately prior to the Effective Date, attached hereto as Exhibit A, shall be the main and branch offices of the Surviving Bank. The main and branch offices of the Bank existing immediately prior to the Effective Date, attached hereto as Exhibit B, shall be branch offices of the Surviving Bank.
ARTICLE 7
APPROVALS
This Agreement is subject to approval by the Director. This Agreement is also subject to approval by the sole shareholder of each of Acquiror Bank and the Bank and, in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the sole shareholder of Acquiror Bank on September 24, 2025 and by the sole shareholder of the Bank September 25, 2025, in accordance with RCWA 30A.49.050.
3

ARTICLE 8
FURTHER ASSURANCES
If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of the Bank, or otherwise carry out the provisions hereof, the proper officers and directors of the Bank, as of immediately following the Merger and prior to the Bank Merger, and thereafter the officers of the Surviving Bank acting on behalf of the Bank shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.
ARTICLE 9
TERMINATION
Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Merger.
ARTICLE 10
DISSENTING SHAREHOLDERS
Pursuant to the unanimous ratification and confirmation of this Agreement by the sole shareholder of each of Acquiror Bank and the Bank, the rights of dissenting shareholders provided by the banking Laws of the United States and the State of Washington, including RCWA 30A.49.090, shall not apply.
ARTICLE 11
AMENDMENTS
Before the Merger, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.
ARTICLE 12
GOVERNING LAW
This Agreement is governed by, and will be interpreted in accordance with, the Laws of the State of Washington applicable to contracts made and to be performed entirely within that State.

4

ARTICLE 13
COUNTERPARTS
This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

[The Remainder of this Page Is Left Intentionally Blank]

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

ATTEST:	HERITAGE BANK
By: Name: Title:	Name: Bryan D. McDonald Title: President and Chief Executive Officer

ATTEST:	KITSAP BANK
By: Name: Title:	Name: Steven L. Politakis Title: President and Chief Executive Officer

EXHIBIT A
ACQUIROR BANK OFFICES
•201 5th Avenue Southwest, Olympia, WA 98501
•20333 Ballinger Way NE, Shoreline, WA 98155
•401 N Main Street, Coupeville, WA 98239
•537 W 2nd Avenue, Toppenish, WA 98948
•1307 E Main, Puyallup, WA 98372
•927 Commerce Avenue, Longview, WA 98632
•450 SW Bayshore Drive, Oak Harbor, WA 98277
•165 McElroy Drive, Camano Island, WA 98282
•105 1st Street, #101, Langley, WA 98260
•1800 S Burlington Boulevard, Burlington, WA 98233
•265 York Street, Bellingham, WA 98225
•2202 Commercial Avenue, Anacortes, WA 98221
•5590 S Harbor Avenue, Freeland, WA 98249
•2205 S 1st Street, Yakima, WA 98903
•301 W Yakima Avenue, Yakima, WA 98902
•12803 Canyon Road E, Puyallup, WA 98373
•19510 58th Avenue W, Lynnwood, WA 98036
•1504 132nd Street SE, Mill Creek, WA 98012
•11832 Mukilteo Speedway, Mukilteo, WA 98275
•301 E Wallace Kneeland Boulevard, Suite 115, Shelton, WA 98584
•4400 Pacific Avenue SE, Lacey, WA 98503
•850 Trosper Road SW, Tumwater, WA 98512
•900 Cooper Point Road SW, Olympia, WA 98502
•10318 Gravelly Lake Drive SW, Tacoma, WA 98499
•909 A Street, Suite 710, Tacoma, WA 98402
•1700 Urban Avenue, Mount Vernon, WA 98273
•415 W James Street, Kent, WA 98032
•1031 State Avenue, Marysville, WA 98270
•26317 72nd Avenue NW, Stanwood, WA 98292
•10500 NE 8th Street, Suite 1500, Bellevue, WA 98004
•535 Market Street, Suite A, Friday Harbor, WA 98250
•1005 Wood Avenue, Sumner, WA 98390
•700 Washington Street, Suite 300, Vancouver, WA 98660
•920 W Bakerview Road, Bellingham, WA 98226
•32303 Pacific Highway S, Federal Way, WA 98003
•4220 172nd Street Northeast, Arlington, WA 98223
•4627 S Meridian, Puyallup, WA 98373
•5119 Olympic Drive, Gig Harbor, WA 98335
•1420 5th Avenue, Suite 3600, Seattle, WA 98101
•1722 S Union Avenue, Tacoma, WA 98405
•5801 Tacoma Mall Boulevard, Tacoma, WA 98409

•1001 D Street NE, Auburn, WA 98002
•2831 Colby Avenue, Everett, WA 98201
•1000 SW Broadway, Suite 2170, Portland, OR 97205
•1201 NE Lloyd Boulevard, Suite 290, Portland, OR 97232
•9515 NE Windsor Street, Beaverton, OR 97006
•314 E Main Street, Hillsboro, OR 97123
•3011 N Delta Highway, Suite 103, Eugene, OR 97408
•250 S 5th Street, #660, Boise, ID 83702
•10300 SW Greenburg Road, Suite 180, Portland, OR 97223

EXHIBIT B
BANK OFFICES
•619 Bay Street, Port Orchard, WA 98366
•3425 Wheaton Way, Bremerton, WA 98310
•1700 Village Lane SE, Port Orchard, WA 98366
•10488 Silverdale Way NW, Silverdale, WA 98383
•10140 High School Road NE, Bainbridge Island, WA 98110
•4714 Point Fosdick Drive, Gig Harbor, WA 98335
•24180 NE State Route 3, Belfair, WA 98528
•716 E Front Street, Port Angeles, WA 98362
•8190 NE State Highway 104, Kingston, WA 98346
•3324 Bethel Road SE, Port Orchard, WA 98366
•19725 7th Avenue NE, Poulsbo, WA 98370
•2313 E Sims Way, Port Townsend, WA 98368
•69 Oak Bay Road, Port Hadlock, WA 98339
•1320 W Washington Street, Sequim, WA 98382
•1000 6th Street, Suite 300, Bremerton, WA 98337
•1498 Pacific Avenue, Suite 100, Tacoma, WA 98402

EXHIBIT C
ACQUIROR BANK DIRECTORS

Name	Mailing Address
Brian L. Vance	201 5th Avenue Southwest, Olympia, Washington 98501
Brian S. Charneski	201 5th Avenue Southwest, Olympia, Washington 98501
Trevor D. Dryer	201 5th Avenue Southwest, Olympia, Washington 98501
Kimberly T. Ellwanger	201 5th Avenue Southwest, Olympia, Washington 98501
Gail B. Giacobbe	201 5th Avenue Southwest, Olympia, Washington 98501
Bryan D. McDonald	201 5th Avenue Southwest, Olympia, Washington 98501
Jeffrey S. Lyon	201 5th Avenue Southwest, Olympia, Washington 98501
Frederick B. Rivera	201 5th Avenue Southwest, Olympia, Washington 98501
Karen R. Saunders	201 5th Avenue Southwest, Olympia, Washington 98501
Ann Watson	201 5th Avenue Southwest, Olympia, Washington 98501

EXHIBIT D

ACQUIROR BANK OFFICERS

Name	Title	Mailing Address
Bryan D. McDonald	President and Chief Executive Officer	201 5th Avenue Southwest, Olympia, Washington 98501
Nicholas Bley	Executive Vice President and Chief Operating Officer	201 5th Avenue Southwest, Olympia, Washington 98501
Donald Hinson	Executive Vice President and Chief Financial Officer	201 5th Avenue Southwest, Olympia, Washington 98501
Matthew Ray	Executive Vice President and Chief Lending Officer	201 5th Avenue Southwest, Olympia, Washington 98501
Tony Chalfant	Executive Vice President and Chief Credit Officer	201 5th Avenue Southwest, Olympia, Washington 98501
Kelli Wilson	Executive Vice President and Chief Banking Officer	201 5th Avenue Southwest, Olympia, Washington 98501
Tom Henning	Executive Vice President and Chief Risk Officer	201 5th Avenue Southwest, Olympia, Washington 98501
Amy Curran	Executive Vice President and Director of Commercial Lending	201 5th Avenue Southwest, Olympia, Washington 98501
Sabrina Robison	Executive Vice President and Chief Human Resources Officer	201 5th Avenue Southwest, Olympia, Washington 98501
William Glasby	Executive Vice President and Chief Information Officer	201 5th Avenue Southwest, Olympia, Washington 98501

Exhibit G
Form of Transition and Separation Agreement
See attached.

TRANSITION AND SEPARATION AGREEMENT
This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Heritage Bank, a Washington banking corporation (“Heritage Bank”), and [EMPLOYEE NAME] (“Employee”) (Heritage Bank and Employee each a “Party” and collectively the “Parties”) effective as of the Effective Date set forth in Section 1 below.
RECITALS
A.    Employee is currently employed by Kitsap Bank (“Kitsap”), a Washington-chartered nonmember bank (or Heritage Bank following the Mergers (defined below)), as an at-will employee.
B.    Kitsap is and/or was a wholly-owned subsidiary of Olympic Bancorp, Inc. (“Olympic”).
C.    Heritage Bank is a wholly-owned subsidiary of Heritage Financial Corporation, Inc., a Washington corporation (“Heritage Financial”).
D.    Heritage Financial and Olympic are parties to that certain Agreement and Plan of Merger dated September 25, 2025 (the “Merger Agreement”) pursuant to which, upon the Closing (as defined in the Merger Agreement), Olympic merges into Heritage Financial and immediately following Kitsap merges into Heritage Bank (collectively the “Mergers”).
E.    In connection with the Mergers, Heritage Bank requires Employee’s services for only a specified period of time to facilitate the successful integration of Kitsap’s operations into Heritage Bank.
F.    Heritage Bank desires to provide Employee with an incentive to remain employed by Heritage Bank for the specified period of time and to perform Employee’s duties to Heritage Bank during that time, and to set forth the terms and conditions of Employee’s expected separation from Heritage Bank.
NOW THEREFORE, in consideration of the recitals and the mutual covenants hereinafter set forth, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.Effective Date / Contingency on Consummation of the Mergers. This Agreement shall become effective upon the later of (a) immediately following the Closing, provided that Employee is employed by Kitsap as of the Closing; or (b) the date Employee executes this Agreement (such date the “Effective Date”). For the avoidance of doubt, in the event that the Mergers do not occur, or in the event that Employee is not employed by Kitsap as of the Closing, then this Agreement shall be null and void and shall have no force or effect.
2.Employment During Retention Period.
(a)Employee’s employment with Heritage Bank pursuant to this Agreement shall commence as of the Effective Date and, unless terminated earlier in accordance with Section 3 shall continue until [DATE] (such date the “Retention Date” and such period from the Effective Date until the Retention Date the “Retention Period”). Subject to Sections 3 and 5, Employee’s employment with Heritage Bank shall terminate automatically at the close of
1

business on the Retention Date, and the date of Employee’s termination for any reason shall be referred to herein as the “Termination Date.”
(b)During the Retention Period, Employee shall have such duties and responsibilities as Heritage Bank may designate from time to time, and Employee shall perform all such duties and responsibilities in good faith and to the best of Employee’s abilities, in all cases subject to and in compliance with applicable law and any Heritage Bank policies or procedures as may be in force from time to time in Heritage Bank’s sole discretion.
(c)During the Retention Period Employee shall continue to be paid Employee’s regular base salary or regular hourly wages (as applicable) as was in effect immediately prior to the Effective Date, and shall be entitled to participate in any of Heritage Bank’s benefits plans and programs as may be in effect from time to time with respect to similarly situated employees, but in all cases subject to the terms and conditions of such plans and programs, and, provided further, that Employee’s eligibility to participate in legacy benefit plans or programs of Olympic or Kitsap following the Effective Date, as applicable, shall be deemed to satisfy the obligations under this Section 2(c).
3.Early Termination of the Retention Period. Employee’s employment may be terminated by either Party prior to the Retention Date in accordance with the following:
(a)Termination by Heritage Bank for Cause. Heritage Bank may terminate Employee’s employment for Cause (as defined below) at any time effective upon written notice to Employee or upon such other date as may be specified in such notice, which such notice shall include a brief description of the grounds for the termination for Cause.
(i)For purposes of this Agreement, “Cause” shall mean the occurrence or existence of any of the following, as determined by Heritage Bank in its reasonable discretion:
(A)    Employee’s failure to perform Employee’s duties or responsibilities to Heritage Bank to Heritage Bank’s reasonable satisfaction;
(B)    Employee’s conviction of, or plea of nolo contender to, a crime of embezzlement or fraud, or any felony under the laws of the United States or any state thereof;
(C)    Employee’s material failure to comply with any legal requirement applicable to the performance of Employee’s duties or responsibilities to Heritage Bank;
(D)    Any act of dishonesty by Employee affecting Heritage Bank or any of its customers, clients, suppliers, vendors, or business partners;
(E)    Any act or omission by Employee that would reasonably be expected to result in material harm (financial or reputational) to Heritage Bank;
(F)    Employee’s removal or permanent suspension from banking pursuant to any applicable state or federal law; or
(G)    A material breach by Employee of any Heritage Bank policies as may be in effect from time to time.
(b)Termination by Heritage Bank without Cause. Heritage Bank may terminate Employee’s employment without Cause at any time effective upon 30 days’ prior written notice to
2

Employee, provided however that Heritage Bank may terminate Employee’s employment on less than 30 days’ prior written notice by paying to Employee an amount equal to Employee’s daily base salary or regular hourly wages (as applicable) multiplied by the difference between 30 and the number of days’ notice provided to Employee.
(c)Termination by Employee. Employee may terminate Employee’s employment at any time, and for any reason, effective upon written notice to Heritage Bank or upon such other date as may be specified in such notice, provided however that, upon receipt of such written notice, Heritage Bank may, in its sole discretion, accelerate the termination date specified in such notice without any pay in lieu thereof. For the avoidance of doubt, the termination of employee’s employment following such an acceleration of the termination date shall still be deemed a termination by Employee pursuant to this Section 3(c).
4.Retention Bonus and Severance. In the event that either (a) Employee remains continuously employed by Heritage Bank from the Effective Date through and until the Retention Date and Employee’s employment terminates automatically at the close of business on the Retention Date as contemplated in Section 2, or (b) Employee’s employment with Heritage Bank is terminated by Heritage Bank without Cause prior to the Retention Date pursuant to Section 3(b) then, in either case, provided Employee executes and delivers to Heritage Bank a waiver and release of claims substantially in the form attached hereto at Exhibit A (the “Release”) within twenty-one (21) days following the Termination Date (if Employee is under the age of 40) or forty-five (45) days following the Termination Date (if Employee is aged 40 or over) (or, in either case, such shorter period of time as may be specified in the Release) and, if applicable, does not revoke such Release within the time period specified therein, then:
(a)Retention Bonus. As soon as reasonably practicable following the date the Release becomes effective in accordance with its terms (such date the “Release Effective Date”) (but in no event later than 2½ months following the end of the year in which the Termination Date occurs), Heritage Bank shall pay to Employee an amount equal to (i) twenty percent (20%) of Employee’s monthly base salary or hourly wages (as applicable) (determined as of immediately prior to the Termination Date), multiplied by (ii) the number of whole and partial calendar months between the Closing and the Retention Date (such amount the “Retention Bonus Amount,” such payment the “Retention Bonus,” and the date of such payment the “Payment Date”) provided however, that, if Employee’s employment is terminated by Heritage Bank without Cause prior to the Retention Date pursuant to Section 3(b), then the Retention Bonus Amount shall be an amount equal to (i) twenty percent (20%) of Employee’s monthly base salary or hourly wages (as applicable) (determined as of immediately prior to the Termination Date), multiplied by (ii) the number of whole and partial calendar months between the Closing and the Termination Date.
(b)Severance. On the Payment Date, Heritage Bank shall pay to Employee an amount equal to one week of Employee’s annual base salary or regular hourly wages (as applicable) (determined as of immediately prior to the Termination Date) for every completed full year of employment at Kitsap (or any successor thereof) since Employee’s most recent hire date with Kitsap through the Termination Date, but subject to a minimum of five (5) weeks of Employee’s annual base salary or regular hourly wages (as applicable) (determined as of immediately prior to the Termination Date) and a maximum of twenty-six (26) weeks of Employee’s annual base salary or regular hourly wages (as applicable) (determined as of immediately prior to the Termination Date) (the “Severance”).
For the avoidance of doubt, the Retention Bonus and the Severance shall be subject to all taxes and other deductions as may be required by any applicable law or contract.
3

5.Effect of Accepting Subsequent Offer of Employment with Heritage Bank. At any time during the Retention Period, Heritage Bank may make an offer of employment to Employee which contemplates continued employment with Heritage Bank following the Retention Date (such offer an “Offer”). In the event that Employee accepts such Offer then, effective on such date of acceptance (such date the “Acceptance Date”):
(a)Section 2 of this Agreement shall be of no further force or effect, Employee’s employment with Heritage Bank shall be solely subject to the terms and conditions of the applicable Offer, and Employee’s employment with Heritage Bank will no longer automatically terminate at the close of business on the Retention Date; and
(b)Provided Employee executes and delivers to Heritage Bank the Release within twenty-one (21) days following the Acceptance Date (if Employee is under the age of 40) or forty-five (45) days following the Acceptance Date (if Employee is aged 40 or over) (or, in either case, such shorter period of time as may be specified in the Release) and, if applicable, does not revoke such Release within the time period specified therein then, as soon as reasonably practicable following the Release Effective Date (but in no event later than 2½ months following the end of the year in which the Acceptance Date occurs), Heritage Bank shall pay to Employee a pro-rated portion of the Retention Bonus Amount based on the number of days between the Closing and the Acceptance Date.
For the avoidance of doubt, in the event Employee accepts an Offer, Employee shall no longer be eligible for or entitled to the Severance pursuant to Section 4(b) following any later termination of Employee’s employment with Heritage Bank.
6.Restrictive Covenants. Employee acknowledges that Employee has been and/or will be provided non-public knowledge of the business practices, trade secrets, and other confidential and proprietary information of Kitsap and Heritage Bank, and their respective affiliates, as described below, which, if exploited by Employee, would seriously, adversely, and irreparably affect the interests of Heritage Bank and its ability to continue its business. Therefore, in consideration of the offer of transitional employment pursuant to this Agreement, and Employee’s eligibility for the Retention Bonus and/or the Severance, Employee agrees as follows (all of which are collectively referred to in this Agreement as the “Restrictive Covenants”):
(a)Confidentiality. Heritage Bank and Employee agree that this Agreement is a private agreement between them, and therefore, agree not to make public or disclose to any third parties the terms or conditions hereof, with the exception of discussions with Employee’s immediate family, attorney and financial or tax advisors. Further, Employee agrees that Employee shall not discuss with any person or entity any information that Kitsap and/or Heritage Bank deem confidential and is not generally known to the public, such as financial information, marketing plans and strategies, promotional plans, business methodologies, new product developments, and the like. Unauthorized disclosure of any such information would be detrimental to Heritage Bank’s business. Employee shall not disclose any such confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such confidential information for Employee’s own purposes or for the benefit of any person, firm, corporation or other entity under any circumstances.
(i)     Notwithstanding the foregoing, nothing in this Agreement is intended to limit, restrict, prohibit, or impair Employee from: (A) making any disclosures that may be required by any law or order of any court of competent jurisdiction; (B) communicating with any governmental agency; (C) discussing or disclosing information regarding actual or alleged violations of law; and/or (D) discussing or disclosing the terms and conditions of Employee’s
4

employment (including but not limited to this Agreement) with co-workers or other third parties for the purposes of engaging in concerted activities protected under Section 7 of the National Labor Relations Act.
(b)Notwithstanding the foregoing, and notwithstanding anything else in this Agreement to the contrary, pursuant to 18 U.S.C. § 1833, (i) Employee will not be in breach of this Agreement, and will not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state or local government officials or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Employee files a lawsuit for retaliation by Heritage Bank for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, if Employee receives any subpoena or becomes subject to any legal obligation that might require Employee to disclose confidential information, Employee will, to the extent not prohibited by law, provide prompt written notice of that fact to Heritage Bank, including a copy of the subpoena and any other documents describing the legal obligations. In the event that Heritage Bank objects to the disclosure of confidential information by way of a legal proceeding, Employee agrees not to disclose any confidential information while such legal process is pending, unless Employee is legally ordered to do so.
(c)Documents and Property.
(i)     All records, files, documents, and other materials or copies thereof relating to the business of Kitsap and/or Heritage Bank, or any of their respective affiliates, that Employee prepares, receives, or uses, shall be and remain the sole property of Heritage Bank and shall be immediately returned to Heritage Bank upon Employee’s termination of employment for any reason, together with all copies of any kind (including copies or recordings in electronic form) made from or about the records, files, documents, or other materials. Upon Employee’s termination of employment for any reason, Employee shall disclose to Heritage Bank all computer and internet user identifications and passwords used by Employee in the course of Employee’s performance of Employee’s duties hereunder or necessary for accessing information on Heritage Bank’s computer systems.
(ii)     Employee acknowledges that Employee’s access to and permission to use Heritage Bank’s computer systems, networks, and equipment, and all Heritage Bank information contained therein, is restricted to legitimate business purposes on behalf of Heritage Bank. Upon the termination of Employee’s employment with Heritage Bank for any reason, Employee’s authorization to access and permission to use Heritage Bank’s computer systems, networks, and equipment, and any Heritage Bank information contained therein, shall cease.
(d)Non-Solicitation. Employee shall not, from the date of this Agreement and continuing through the end of the one (1) year period following Employee’s Termination Date, directly or indirectly do any of the following:
(i)     Induce or attempt to induce any employee of Heritage Bank or any of its affiliates to leave the employ of Heritage Bank or the applicable affiliate; or
5

(ii)     Solicit the business of any person or entity known to Employee to be a customer of Heritage Bank (including Kitsap customers that become Heritage Bank customers due to the Merger) or its affiliates, where Employee, or any person reporting to Employee, had accessed confidential information of, or had an ongoing business relationship with, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of Heritage Bank or its affiliates.
(e)Remedies for Breach of Restrictive Covenants. Employee has been given adequate opportunity to review the provisions of this Agreement with legal counsel of Employee’s choice and has done so to the extent Employee deemed necessary before executing this Agreement. Employee acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area, and scope. Employee further acknowledges that the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of Heritage Bank and its affiliates, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Heritage Bank and its affiliates and such interests, and that such restrictions were a material inducement to Heritage Bank to enter into this Agreement. In the event of any violation or threatened violation of the restrictions contained in this Section 6, Heritage Bank, in addition to and not in limitation of, any other rights, remedies, or damages available under this Agreement or otherwise at law or in equity, shall be entitled to seek and obtain preliminary and permanent injunctive relief from any court of competent jurisdiction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee, as the case may be, without any requirement that Heritage Bank post bond. In addition, in the event Employee violates any of the restrictions contained in this Section 6, Heritage Bank shall have no further obligation to pay and/or provide to Employee the Severance or the Retention Bonus, and Employee shall repay to Heritage Bank any portion of the Severance and/or the Retention Bonus that may have been paid to Employee.
7.Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Washington applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
8.Mandatory Arbitration. Except as provided in Section 6(e), if any dispute or controversy arises under or in connection with this Agreement and such dispute or controversy cannot be settled through negotiation, the parties shall first try in good faith to settle the dispute or controversy by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. If such mediation is not successful, the dispute or controversy shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, Heritage Bank may file suit in any court of competent jurisdiction for injunctive and for such other relief as may be available in the event that Employee engages in conduct that amounts to a violation of the Federal Defend Trade Secrets Act, or the Washington Trade Secrets Act or amounts to unlawful interference with the business expectations of Heritage Bank or its affiliates.
9.Entire Agreement and Severability. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute
6

independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
10.Withholding of Taxes. Heritage Bank may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
11.No Assignment. Employee’s rights to receive benefits under this Agreement shall not be assignable or transferable other than a transfer by will or by the laws of descent or distribution.
12.Successors. This Agreement shall be binding upon and inure to the benefit of Heritage Bank, its successors, and assigns.
13.Amendment. This Agreement may not be amended or modified except by written agreement signed by both of the Parties.
14.Acknowledgements. Employee acknowledges and agrees that:
(a)Employee has been, and hereby is, advised in writing to consult with an attorney before executing this Agreement and Employee has done so, to the extent Employee deemed necessary, before signing this Agreement;
(b)Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set forth in this Agreement; and
(c)Employee is executing this agreement in exchange for good and valuable consideration in addition to anything else to which Employee may otherwise be entitled.

7

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

HERITAGE BANK	EMPLOYEE
By: Sabrina Robison EVP, Chief Human Resources Officer Date:	[NAME] Date:

8

EXHIBIT A
RELEASE AND WAIVER AGREEMENT
This Release and Waiver Agreement (this “Release Agreement”) is made and entered into by and between Heritage Bank, a Washington banking corporation (“Heritage”), and [EMPLOYEE NAME] (“Employee”) (Heritage Bank and the Employee each a “Party” and collectively the “Parties”) effective as of the Effective Date set forth in Section 14 below.
Recitals
A.    Employee and Heritage are party to that certain Transition and Separation Agreement dated [date] (the “Transition Agreement”).
B.    Pursuant to the terms of the Transition Agreement, Employee is entitled to payment of certain monies (the “Payment”) provided that Employee executes and, if applicable, does not revoke this Release Agreement.
C.    Employee desires to receive, and Heritage is willing to provide, the Payment subject to the terms and conditions of the Transition Agreement and this Release Agreement.
D.    Now, therefore, the Parties, intending to be legally bound, covenant and agree as follows.
Agreements
1.No Admission of Liability. Nothing in this Release Agreement shall be construed to be an admission by Heritage of any wrongdoing or noncompliance with any federal, state, or local constitution, statute, regulation, ordinance, common law, or public policy, nor any breach of any contract or duty of any nature, nor of any other unlawful conduct, liability, or wrongdoing of any sort. Heritage specifically disclaims and denies any wrongdoing or liability to Employee of any sort.
2.The Payment. In consideration for the Employee’s execution and (if applicable) non-revocation of this Release Agreement, including the waiver and release of claims contained herein, Heritage shall provide to Employee the Payment subject to and in accordance with the terms of the Transition Agreement. For the avoidance of doubt, the Payment shall be subject to any taxes or other deductions as may be required by any applicable law or contract.
3.Release of Claims and Waiver of Rights. In consideration for Employee’s receipt of the Payment, Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges Heritage, its predecessors (specifically including Olympic Bancorp, Inc., Kitsap Bank, and any of their affiliates), successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities (collectively the “Heritage Parties”), and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees the Heritage Parties and its and/or their predecessors, both in their official and individual capacities (collectively the “Releasees”) from all liability, claims, demands, and actions Employee now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Employee’s execution of this Agreement (such release and waiver of claims the “Release”), including liability claims, demands, and actions:
1

(a)Arising from or relating to Employee’s employment or other association with any of the Heritage Parties;
(b)Relating to wages, bonuses, other compensation, or benefits;
(c)Relating to any employment law, including: (i) The United States, and State of Washington Constitutions, (ii) The Civil Rights Act of 1964, (iii) The Civil Rights Act of 1991, (iv) The Equal Pay Act, (v) The Employee Retirement Income Security Act of 1974, (vi) The Age Discrimination in Employment Act (the “ADEA”), (vii) The Americans with Disabilities Act, (viii) Executive Order 11246, and (ix) Any other federal, state, or local statute, ordinance, or regulation relating to employment;
(d)Relating to any right of payment for disability;
(e)Relating to any statutory or contractual right of payment; and
(f)For relief on the basis of any alleged tort or breach of contract under the common law of the State of Washington, or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Employee acknowledges that Employee is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Washington.
4.Exclusions from General Release.
(a)Excluded from the Release are (i) any claims or rights that cannot be waived by law (including claims for unemployment compensation pursuant to Title 50 of the Revised Code of Washington, or for workers compensation pursuant to Title 51 of the Revised Code of Washington), (ii) any claims or rights arising under or relating to Employee’s employment with Heritage following the Acceptance Date (as defined in the Transition Agreement) or any agreement between Heritage and Employee relating to such employment following the Acceptance Date; (iii) claims arising after the date that Employee executes this Release Agreement; and (iv) Employee’s right to file a charge with an administrative agency or participate in any agency investigation. Employee is, however, waiving the right to recover any money in connection with a charge or investigation. Employee is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
(b)Notwithstanding the foregoing, Employee is not waiving the right to report possible violations of law to the Securities and Exchange Commission, the FDIC, the OCC, or any other federal, state, or local regulatory or government agency, or to receive any monetary award pursuant to any applicable whistleblower plan or program.
5.Covenant Not to Sue.
(a)A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 3
2

above. Besides waiving and releasing the claims covered by Section 3 above, Employee shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Employee may bring a claim against Heritage to enforce this Release Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Release Agreement. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Employee’s suit.
(b)If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.
6.Representations by Employee.
(a)Employee warrants that Employee is legally competent to execute this Agreement and that Employee has not relied on any statements or explanations made by Heritage or its attorneys.
(b)Employee acknowledges that Employee has been, and hereby is, advised in writing to consult with legal counsel regarding the terms of this Agreement, including the Release, before executing this Agreement.
(c)Employee acknowledges that, if Employee is under the age of 40, then Employee has been offered at least 21 days to consider this Agreement, and that, if Employee is 40 years old or older, Employee has been offered at least 45 days to consider this Agreement. After being so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Agreement.
(d)If Employee is aged 40 or over, Employee acknowledges that Employee may revoke this Agreement within 7 days after Employee has signed this Agreement, as evidenced by the date set forth below Employee’s signature on the signature page hereto. Any revocation must be in writing and directed to Heritage Financial Corporation – Chief Human Resources Officer, 201 Fifth Avenue SE, Olympia Washington, 98501. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.
7.Non-Disparagement. Employee shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage the Heritage Parties’ business reputation or goodwill.
8.Non-Waiver. Heritage’s waiver of a breach of this Release Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Release Agreement.
9.Applicable Law. All questions concerning the construction, validity, and interpretation of this Release Agreement and the performance of the obligations imposed by this Release Agreement shall be governed by the internal laws of the State of Washington, without regard to the principles of conflicts of law.
3

10.Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Release Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
11.Entire Agreement. This Release Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to any of the claims that are the subject of the Release.
12.Counterparts. This Release Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release Agreement.
13.Successors. This Release Agreement shall be binding upon and inure to the benefit of Heritage, its successors and assigns.
14.Acknowledgements. Employee acknowledges and agrees that:
(a)Employee has been, and hereby is, advised in writing to consult with an attorney of Employee’s choice before executing this Release Agreement, and that Employee has consulted which such counsel to the extent Employee deemed necessary before executing this Release Agreement;
(b)If Employee is under the age of 40 years old, Employee has been given at least twenty-one (21) days to consider whether to execute this Release Agreement, although the Employee may execute the Release Agreement before the end of that 21-day period of the Employee so-desires;
(c)If Employee is 40 years old or older, Employee has been given at least 45-days to consider whether to execute this Release Agreement, although the Employee may execute the Release Agreement before the end of that 45-day period if the Employee so-desires;
(d)If Employee is 40 years old or order, Employee has seven (7) days after executing this Release Agreement to revoke Employee’s acceptance of this Release Agreement, provided however, that if Employee revokes Employee’s acceptance of this Release Agreement, this Release Agreement as a whole will fail to become effective and Employee will not be or become entitled to the Retention Bonus or the Severance or any portion thereof;
If Employee is aged 40 or over, Employee has received and understood the Older Workers Benefit Protection Act Disclosure Statement attached hereto as Appendix 1;
(e)If Employee is (i) under the age of 40 years old, this Release Agreement will become effective upon the date of Employee’s execution of this Release Agreement; or
(ii) if Employee is aged 40 or over, this Release Agreement will become effective on the date that is the 8th day following Employee’s execution of this Release Agreement, provided that the Employee has not previously revoked Employee’s acceptance of this Release Agreement in accordance with the above (such applicable date upon which this Release Agreement becomes effective, the “Effective Date”);
4

(f)Employee is knowingly, freely, and voluntarily, and without coercion of any kind, executing this Release Agreement in exchange for good and valuable consideration in addition to anything else to which Employee is otherwise entitled.
IN WITNESS WHEREOF, the Parties have duly executed this Release Agreement as of the dates set forth below their respective signatures below.

HERITAGE BANK	EMPLOYEE
By: [Name] [Title] Date:	[Name] Date:

5

Appendix 1
Older Workers Benefit Protection Act Disclosure Statement

    This Older Workers Benefit Protection Act Disclosure Statement (the “Disclosure Statement”) is being provided to you pursuant to the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). Please read this Disclosure Statement carefully.
EXPLANATION OF THE RELEASE AGREEMENT
    This Disclosure Statement is attached to a Transition and Separation Agreement (the “Transition Agreement”) under which you are or may be entitled to payment of certain monies if you sign (and do not revoke) the associated Release and Waiver Agreement (the “Release Agreement”) which his attached to the Transition Agreement as Exhibit A.
    By signing the Release Agreement, you are giving up your right to sue Heritage Bank (the “Bank”) and each of its predecessors, successors, parents, subsidiaries, affiliates, and all other related business entities, as well as their directors, officers, trustees, employees, and agents, as well as the current and former trustees and administrators of any of their retirement or benefit plans, each in their individual and official capacities, as described in the Release Agreement.
    By signing the Release Agreement, you release each such person and entity from all legal claims, including but not limited to any claim arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”).
ELIGIBILITY AND ELIGIBILITY FACTORS
    On or around [MERGER DATE], your former employer, Kitsap Bank (“Kitsap”), merged into the Bank (the “Merger”). At the time of the Merger, all [number] Kitsap employees became Bank employees.
    In advance of the Merger, the Bank analyzed Kitsap’s operations and employee population and identified a total of [number] Kitsap employees who the Bank expected to retain indefinitely. The Bank expects that the remaining [number] Kitsap employees would only be needed for a limited period of time following the Merger in order to facilitate the successful integration of Kitsap’s operations with the Bank’s. The Bank’s decisions were based on an assessment of identified redundancies, business trends, and the anticipated future business direction of the Bank following the Merger.
    Each of the [number] Kitsap employees who are expected to be needed for only a limited period of time following the Merger is being offered the Transition Agreement and the associated Release Agreement and each is expected to be terminated following the conclusion of their respective retention periods. In general, the expected duration of the retention periods ranges from [range of time]. The bank is seeking and/or expects to seek a release and waiver of claims from each of those individuals, including you. Your Release Agreement contains a release of claims under the ADEA.
    Each individual offered a Transition Agreement is being offered a retention bonus and, for those whose employment is terminated following their retention period, severance in exchange for execution of the Release Agreement. The amount of the retention bonus is calculated as 20% of each individual’s base
6

monthly compensation multiplied by the number of whole or partial months in their individual retention periods. The amount of the severance is equal to one week of each individual’s annualized base compensation for every completed full year of Employee’s employment with Heritage Bank and/or Kitsap, with a minimum of five (5) weeks and a maximum of twenty-six (26) weeks pay.
    You are being given at least 45 days to consider the terms and conditions of the release Agreement and the information contained in this Disclosure Statement. To accept the retention bonus and (if applicable) the severance, you must execute and return the Release Agreement by no later than the 45th day following your termination or, if applicable, the 45th day after your Acceptance Date (as defined in the Transition Agreement). Additionally, you will be permitted to revoke the Release Agreement for seven (7) days following its execution.
STATISTICAL INFORMATION (AS OF [DATE])
    Each individual employed by Kitsap as of [date] is identified by job title and their age in the chart below. Those who have been offered, or are expected to be offered, indefinite employment with the Bank following the Merger are identified with an “X” in the “Continuing Employee” column. Those who have been offered, or are expected to be offered, employment for only a limited period of time following the Merger, and who are being offered Transition Agreements and Release Agreements, are identified with an “X” in the “Transitional Employee” column.

Job Title	Age	Continuing Employee	Transitional Employee
[TO BE FILLED OUT]
    If you would like additional information, or if you would like the information presented in a different format, please contact Sabrina Robison, the Chief Human Resources Officer for the Bank, at Sabrina.Robison@heritagebanknw.com, and she will consider your request.
    Please contact your attorney, at your own expense, with questions regarding this Disclosure Statement. In addition, the Bank encourages you to seek the advice of an attorney (at your own expense) prior to signing the Release Agreement.

7

Exhibit H
Form of Landlord Estoppel Certificate
See attached.

8

LANDLORD ESTOPPEL CERTIFICATE
    THIS LANDLORD ESTOPPEL CERTIFICATE (this “Estoppel”) is made this [__] day of [_________________], 2025, by [__________________], a [__________________] (“Landlord”).
WITNESSETH:
    WHEREAS, by that certain [Lease Agreement] dated [___________], [as amended by that certain ___________ dated ___________] ([collectively,] the “Lease”), a copy of which is attached hereto and incorporated herein by reference as Exhibit A, [Kitsap Bank, a Washington-chartered bank headquartered in Port Orchard, Washington/ Olympic Bancorp, Inc., a Washington corporation] (“Tenant”), leased from Landlord certain premises (the “Premises”) situated in the building located at [__________________________________], as more particularly described in the Lease;
    WHEREAS, Tenant is merging with, and assigning its rights under the Lease to, Heritage Financial Corporation, a Washington corporation, or one of its affiliates (together, “Assignee”), pursuant to that certain Agreement and Plan of Merger, dated [___________, 2025] by and between Heritage Financial Corporation and Olympic Bancorp, Inc. (the “Transaction”);
    WHEREAS, Assignee has requested Landlord to execute and deliver this Estoppel in connection with said transfer; and
    WHEREAS, Landlord understands that Assignee will rely upon information contained in this Estoppel in connection with the Transaction and the assumption of the Lease.
Accordingly, Landlord hereby certifies and agrees as follows:
    1.    The Lease, attached hereto as Exhibit A, and incorporated herein by this reference, is a true, complete and accurate copy of the Lease, including, without limitation, all amendments, renewals and assignments thereto.
    2.    The Lease constitutes the entire agreement and the only written agreement between Landlord and Tenant with respect to the Premises.
    3.    The Lease is in full force and effect (and has not been further modified or amended in any way except as shown in Exhibit A).
    4.    To Landlord’s actual knowledge, Tenant has no claim against Landlord for any security deposit or prepaid rent. Landlord has no claim against Tenant for any security deposit or prepaid rent. Landlord has not received any rent under the Lease that has been paid more than one month in advance of its due date under the Lease.
    5.    The Lease term commenced on [_____________], and expires on [_____________].
9

    6.    Tenant has no renewal options, extension options, rights of first offer or refusal (to lease or purchase), or expansion options under the Lease, except as set forth in the Lease.
7.    The security deposit provided by the Tenant and held by the Landlord is $[________________], and the monthly base rent payable during the term of the Lease as of the date of this Estoppel and throughout the remainder of the term is as follows:

Period	Base Rent per Month
[ - ]	$_________________
[ - ]	$_________________

    8.    As of the date of this Estoppel, to the knowledge of Landlord, Tenant is not in default in the performance of the Lease, and has not committed any breach of the Lease, and no notice of default has been given to Tenant.
    9.    To Landlord’s actual knowledge, Landlord has not received any written notices from Tenant alleging that Landlord is in default of its obligations under the Lease that have not been previously cured or waived.
    10.    This Estoppel shall be binding upon Landlord and its successor and assigns and Assignee may rely on the statements contained herein.
11.    The undersigned is authorized to execute this Estoppel on behalf of Landlord.

12.    This Estoppel is not intended to, and does not, amend or modify the Lease in any manner. To the extent of any conflict between the terms of this Estoppel and the terms of the Lease, the terms of the Lease shall in all cases govern and control.
[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK, SIGNATURE PAGE APPEAR ON THE FOLLOWING PAGES]

10

IN WITNESS WHEREOF, Landlord has executed this Estoppel as of the day and year first above written.
LANDLORD:
[_________________________, a
___________________________]

By:
Name: ________________________
Its:

11

EXHIBIT A

Lease

[To be attached]

12